SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CVB FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CVB FINANCIAL CORP.
NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, MAY 18, 2010
TO OUR SHAREHOLDERS:
     The 2010 Annual Meeting of Shareholders of CVB Financial Corp. will be held at the Citizens Business Bank Arena, located at 4000 East Ontario Center Parkway, Ontario, CA 91764, on Tuesday, May 18, 2010, at 7:00 p.m. local time.
     At our meeting, we will ask you to act on the following matters:
     1. Election of Directors. Elect eight persons to the Board of Directors to serve a term of one year and until their successors are elected and qualified. The following eight persons are our nominees:

George A. Borba	Christopher D. Myers
John A. Borba	James C. Seley
Robert M. Jacoby, C.P.A.	San E. Vaccaro
Ronald O. Kruse	D. Linn Wiley
     2. Amendment to the Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock. Approve an amendment to CVB Financial Corp.’s Articles of Incorporation to increase the number of authorized shares of common stock from 122,070,312 to 225,000,000 shares.
     3. Executive Incentive Plan. Approve the CVB Financial Corp. 2010 Executive Incentive Plan.
     4. Ratification of Appointment of Independent Registered Public Accountants. Ratify the appointment of KPMG, LLP as our independent registered public accountants for 2010.
     5. Other Business. Transact any other business which properly comes before the meeting.
     Our Bylaws provide for the nomination of directors in the following manner:
     “Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days notice of the meeting is given to shareholders such notice of intention to nominate shall be received by the President of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the

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following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee.” Additional information regarding procedures for shareholders recommending nominees for directors is set forth under the heading “Consideration of Shareholder Nominees.”
     If you were a shareholder of record at the close of business on March 26, 2010, you may vote at the meeting or at any postponement or adjournment of the meeting.
Important Notice Regarding the Internet Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 18, 2010
The proxy statement, proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2009, are available at http://www.cbbank.com/annualmaterials.
IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors Myrna Disanto Corporate Secretary

Dated: April 16, 2010

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PROXY STATEMENT FOR
CVB FINANCIAL CORP.
701 North Haven Avenue, Suite 350
Ontario, California 91764
(909) 980-4030
     This proxy statement contains information about the annual meeting of shareholders of CVB Financial Corp. to be held on Tuesday, May 18, 2010, beginning at 7:00 p.m., local time, at the Citizens Business Bank Arena, located at 4000 East Ontario Center Parkway, Ontario, CA 91764, and at any postponements or adjournments of the meeting.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why Did You Send Me This Proxy Statement?
     We sent you this proxy statement and the enclosed proxy card because the Board of Directors is soliciting your vote at the 2010 Annual Meeting of Shareholders.
     This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
     We will begin sending this proxy statement, notice of annual meeting and the enclosed proxy card on or about April 16, 2010 to all shareholders entitled to vote. The record date for those entitled to vote is March 26, 2010. On the record date there were 106,292,470 shares of our common stock outstanding. We are also sending our Annual Report on Form 10-K to shareholders for the year ended December 31, 2009 along with this proxy statement.
How Do I Vote By Proxy?
     Whether you plan to attend the meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote.
     If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:
•	“FOR” the election of all eight nominees for director;

•	“FOR” the approval of an amendment to CVB Financial Corp.’s Articles of Incorporation to increase the number of authorized shares of common stock to 225,000,000 shares;

•	“FOR” approval of the 2010 Executive Incentive Plan; and

•	“FOR” ratification of the appointment of KPMG, LLP as our independent registered public accountants for 2010.
     If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the meeting, other than those discussed in this proxy statement.
How Many Votes Do I Have?
     Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and a shareholder has given notice at the meeting prior to the actual voting of his intention to vote his shares cumulatively. Cumulative voting allows you to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. The return of an executed proxy grants the Board of Directors the discretionary authority to also cumulate votes.
May I Change My Vote After I Return My Proxy Card?
     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised, if you file with CVB Financial Corp.’s Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
How Do I Vote in Person?
     If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote the shares at the meeting.
What Vote Is Required for Each Proposal?
     The eight nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY TO VOTE” for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee. The approval of the amendment to increase the number of authorized shares of common stock requires the approval of a majority of the outstanding shares of CVB Financial Corp. Ratification of the appointment of our auditors and approval of the Executive Incentive Plan requires the approval of a majority of the shares represented and voting at the meeting, with affirmative votes constituting at least a majority of the required quorum.

Who are Shareholders of Record Versus Beneficial Owners?
     If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the “shareholder of record.” CVB Financial Corp. has sent the notice of annual meeting, proxy statement, our Annual Report on Form 10-K and proxy card directly to you.
     If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares, has forwarded the notice of annual meeting, proxy statement, our Annual Report on Form 10-K and proxy card directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing.
What Constitutes a Quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the Annual Meeting with respect to such matter.
How Are Broker-Non-votes and Abstentions Treated?
     “Broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees may have discretionary voting power for Proposal 2 (amendment to the Articles of Incorporation), Proposal 3 (the approval of the executive incentive plan), and Proposal 4 (approval of KPMG, LLP as independent auditor), but not for Proposal 1 (election of directors).
     Because Proposal 2 requires the affirmative vote of a majority of the outstanding shares of common stock, your abstention from voting on Proposal 2 will have the same effect as a vote against Proposal 2. Abstentions will have no effect on Proposal 3, unless there are insufficient votes in favor of such proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against such proposal
     Unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. As a result, if you do not provide specific voting instructions to your record holder, that record holder will not be able to vote on Proposal 1. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.
What Are the Costs of Solicitation of Proxies?
     We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but CVB Financial Corp.’s directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. We have retained Mellon Investor Services, LLC to assist in the solicitation of proxies at a cost of approximately $6,500, plus payment of reasonable out-of-pocket expenses and other customary costs.
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting
of Shareholders to be held on May 18, 2010
     The proxy statement, proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2009, are available at http://www.cbbank.com/annualmaterials.
STOCK OWNERSHIP
Who Are the Largest Owners of CVB Financial Corp.’s Stock?
     The following table shows the beneficial ownership of common stock as of March 8, 2010, by those persons we know to be the beneficial owners of more than 5% of the outstanding shares of common stock based on information those persons have filed with the Securities and Exchange Commission (the “SEC”) on Schedule 13G. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own CVB Financial Corp.’s common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell it or you have the right to acquire it within 60 days of March 8, 2010.

		Common Stock
		Beneficially Owned
		Number		Percent
Name	Address	of Shares		of Class
George A. Borba	c/o Citizens Business Bank	11,575,804	(1)	10.88%
(through the George	701 N. Haven Avenue
Borba Family Trust)	Ontario, CA 91764

BlackRock, Inc.	40 East 52nd Street	7,990,035	(2)	7.52%
	New York, NY 10022

Marsico Capital	1200 17th Street, Suite 1600	5,356,234	(3)	5.04%
Management, LLC	Denver, CO 80202

(1)	Includes 64,469 shares Mr. Borba has the right to acquire within 60 days after March 8, 2010.

(2)	This information is based on a Schedule 13G filed by BlackRock, Inc. on January 29, 2010. BlackRock, Inc. has sole voting power and sole dispositive power of all of the shares. BlackRock, Inc. holds the shares in the ordinary course of business.

(3)	This information is based on a Schedule 13G filed by Marsico Capital Management, LLC on February 11, 2010. Marsico Capital Management, LLC has sole voting power and sole dispositive power of all of the shares. Marsico Capital Management, LLC holds the shares in the ordinary course of business.
How Much Stock Do CVB Financial Corp.’s Directors and Officers Own?
     The following table shows the beneficial ownership of CVB Financial Corp.’s common stock as of March 8, 2010 by (i) our Chief Executive Officer and President; (ii) those serving as our executive officers in 2009; (iii) each director, all of whom are also nominees for director and (iv) by all directors and current executive officers as a group.

	Common Stock
	Beneficially Owned
	Number	Percent
Name	of Shares(1)	of Class(2)
George A. Borba (3)	11,575,804	10.88%
Chairman of the Board and Nominee
John A. Borba (4)	2,029,816	1.91%
Director and Nominee
Ronald O. Kruse (5)	1,775,960	1.67%
Director and Nominee
Robert M. Jacoby (6)	32,512	*
Director and Nominee
Christopher D. Myers (7)	357,000	*
President, Chief Executive Officer, Director and Nominee

	Common Stock
	Beneficially Owned
	Number	Percent
Name	of Shares(1)	of Class(2)
James C. Seley (8)	310,308	*
Director and Nominee
San E. Vaccaro (9)	509,036	*
Director and Nominee
D. Linn Wiley (10)	465,251	*
Director and Nominee
Edward J. Biebrich, Jr. (11)	195,837	*
Executive Vice President and Chief Financial Officer
James F. Dowd (12)	7,000
Executive Vice President
Todd E. Hollander (13)	7,000	*
Executive Vice President
Chris A. Walters (14)	7,500	*
Executive Vice President
Current Directors and Executive Officers as a Group	17,273,024	16.13%
(12 persons) (15)

*	Less than 1%.

(1)	Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power (as community property and/or with such person’s spouse) with respect to the shares listed.

(2)	The percentage for each of these persons or group is based upon the total number of shares of CVB Financial Corp.’s common stock outstanding as of March 8, 2010, plus the shares which the respective individual or group has the right to acquire within 60 days after March 8, 2010, by the exercise of stock options.

(3)	Includes 64,469 shares which Mr. G. Borba may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(4)	Includes 125,708 shares which Mr. J. Borba may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(5)	Includes 85,708 shares which Mr. Kruse may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(6)	Includes 21,500 shares which Mr. Jacoby may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(7)	Includes 37,000 shares which Mr. Myers can acquire within 60 days after March 8, 2010, by the exercise of stock options.

(8)	Includes 199,683 shares which Mr. Seley may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(9)	Includes 64,469 shares which Mr. Vaccaro may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(10)	Includes 90,251 shares which Mr. Wiley may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(11)	Includes 124,908 shares which Mr. Biebrich may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(12)	Includes 2,000 shares which Mr. Dowd may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(13)	Includes 2,000 shares which Mr. Hollander may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(14)	Includes 5,000 shares which Mr. Walters may acquire within 60 days after March 8, 2010, by the exercise of stock options.

(15)	Includes 822,695 shares which members of the group may acquire within 60 days after March 8, 2010, by the exercise of stock options.
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
     The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board of Directors has adopted Corporate Governance Guidelines, which among other things, provide for:
•	At least a majority of independent directors;

•	Audit, compensation and nominating/corporate governance committees consisting solely of independent directors;

•	Periodic executive sessions of non-management directors;

•	An annual self-evaluation process for the Board of Directors and its committees;

•	Ethical conduct of directors;

•	Director access to officers and employees;

•	Director access to independent advisors;

•	Periodic review of a management succession plan; and

•	Methodology for reporting concerns to non-employee directors or the Audit Committee.
     A copy of our Corporate Governance Guidelines is available on our website at www.cbbank.com by clicking the tab “CVB Investors,” “Enter Our Investors” and then “Governance Documents.”
Board Selection Process
     We have established a Nominating and Corporate Governance Committee. This committee assists the Board of Directors in director selection, as well as review and consideration of developments in corporate governance practices. This committee also recommends to the Board of Directors director nominees for each Board of Directors committee, and reviews director candidates submitted by shareholders. The Nominating and Corporate Governance Committee is responsible for annually reviewing and evaluating with the Board of Directors the appropriate skills and characteristics required of members of the Board of Directors in the context of the current composition of the Board of Directors and our goals for nominees to the Board of Directors, including nominees who are current members of the Board of Directors. The Nominating and Corporate Governance Committee has the authority to utilize third party providers, as appropriate, to assist it in fulfilling its Board of Directors selection function.
     The Nominating and Corporate Governance Committee considers the entire makeup of the Board of Directors when making its nominating recommendations to the full Board of Directors, including age, experience and skillset. The Board of Directors does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In identifying and evaluating nominees for director, however, the goals of the Nominating and Corporate Governance Committee include maintaining a strong and experienced Board of Directors by continually assessing the Board of Directors’ business background, current responsibilities, community involvement, independence, commitment to CVB Financial Corp. (including meaningful ownership of our common stock with a market value of at least $100,000) and time available for service. Other important factors the Nominating and Corporate Governance Committee will consider in evaluating nominees include current knowledge and contacts in CVB Financial Corp.’s industry and other industries relevant to CVB Financial Corp.’s business, ability to work together with other members of the Board of Directors.
Board Leadership Structure and Risk Oversight
     The business and affairs of CVB Financial Corp. are managed under the direction of the Board of Directors. The Board of Directors has historically separated the role of Chief Executive Officer and Chairman of the Board. Mr. George Borba has served as Chairman of the Board since Citizens Business Bank’s opening in 1974, and Mr. Christopher Myers currently serves as our President and Chief Executive Officer. Separate board committees exist at CVB Financial Corp. and Citizens Business Bank, each of which is responsible for supervising various areas of risk. The Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee exist at CVB Financial Corp. The Loan Committee, Risk Management Committee, Balance Sheet Management Committee, and Trust Services Committee exist at Citizens Business Bank. All of the committees meet regularly and report to the full Board of Directors.
     The Board of Directors is charged with providing oversight of CVB Financial Corp.’s risk management processes. In accordance with the rules and regulations of the Nasdaq Stock Market, the Audit Committee is primarily responsible for overseeing the risk management function at CVB Financial Corp. on behalf of the Board.
     The Risk Management Division of Citizens Business Bank conducts periodic monitoring of compliance efforts with a special focus on those areas that expose the Bank to compliance risk. The purpose of the periodic monitoring is to ensure that Citizens Business Bank associates are adhering to established policies and procedures. The Chief Risk Officer of Citizens Business Bank notifies the appropriate department head, the Management Compliance Committee, the Audit Committee and the Risk Management Committee of Citizens Business Bank of any violations noted.
     The committees meet periodically with the various members of management and receive a comprehensive report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The committees also receive updates between meetings from members of management relating to risk oversight matters. The Audit Committee provides a report on risk management to the full Board of Directors on at least a quarterly basis.
     In addition to the Risk Management Committee of Citizens Business Bank and Audit Committee of CVB Financial Corp., other committees of the Board of CVB Financial Corp. consider the risks within their areas of responsibility. For example, the Compensation Committee of CVB Financial Corp. considers the risks that may be implicated by our executive compensation programs. For a discussion of the Compensation Committee’s review of CVB Financial Corp.’s senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Compensation Committee Report — Discussion of Compensation Policies and Practices Related to Risk Management” on page 34 of this Proxy Statement.
Consideration of Shareholder Nominees
     The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board of Directors. In evaluating nominees, the Nominating and Corporate Governance Committee will look at the same factors described under the heading “Board Selection Process” that it uses for nominees which come to its attention from persons other than the Board of Directors. Recommendations must be submitted in writing to the attention of the Chair of the Nominating and Corporate Governance Committee at the following address:

CVB Financial Corp.
701 N. Haven Avenue, Suite 350
Ontario, California 91764
     Shareholders should include in such recommendation, (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of CVB Financial Corp. owned by each proposed nominee and the notifying shareholder; (d) the name and residence address of the notifying shareholder; and (e) a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the CVB Financial Corp. Board of Directors and will serve as a member of the CVB Financial Corp. Board of Directors if elected. In addition, each recommendation must set forth in detail the reasons why the notifying shareholder believes the proposed nominee meets the criteria set forth in the Nominating and Corporate Governance Committee Charter for serving on CVB Financial Corp.’s Board of Directors.
     In addition, our Bylaws permit shareholders to nominate directors for consideration at an annual meeting. For a description of the process, see the “Notice of 2010 Annual Meeting of Shareholders” included herein.
Executive Sessions
     Executive sessions of independent directors are held at least three times a year. The person who presides at these meetings is chosen by the independent directors.
Attendance at Annual Meetings
     The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of our directors attended the 2009 Annual Meeting of Shareholders.

Communications with the Board of Directors
     Shareholders wishing to contact CVB Financial Corp.’s Board of Directors, including a committee of the Board of Directors, may do so by writing to the following address to the attention of the Board of Directors or a committee of the Board of Directors at:

Board of Directors
CVB Financial Corp.
701 North Haven Avenue, Suite 350
Ontario, California 91764
     Confidential communications may be sent through the internet by logging on to http://www.reportit.net and entering the username: “Citizens” and the password: “Citizens.” All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the communication is intended only for a specific committee. CVB Financial Corp.’s Corporate Secretary keeps a log of all communications sent to the Board of Directors or its committees. This log is available for inspection by the members of the Board of Directors.
Executive Officers
     Biographical information about all of our executive officers is contained under Item 1 of our Annual Report on Form 10-K, a copy of which is being mailed with this proxy statement and which is available on the SEC’s website at http://www.sec.gov and at www.cbbank.com/annualmaterials.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD
PROPOSAL 1
ELECTION OF DIRECTORS
     We have nominated eight directors for election at the annual meeting, which is the number fixed for the election of directors.
     We will nominate the persons named below, all of whom are present members of CVB Financial Corp.’s Board of Directors, for election to serve until the 2011 Annual Meeting of Shareholders and until their successors have been elected and qualified. Each of these persons is also a member of the Board of Directors of our principal subsidiary, Citizens Business Bank. With the exception of Mr. Myers, each of these directors is “independent” within the meaning of the rules and regulations promulgated by the Nasdaq Stock Market and has been determined to be “independent” by our Nominating and Corporate Governance Committee. The Board of Directors will cast its votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors.
     Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board that the nominees have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities and share independence, experience and strong communication and analytical skills.
The Nominees
     The directors standing for reelection are:

			Year First Elected
	Principal Occupation		or Appointed
Name and Position	For Past Five Years	Age	a Director
George A. Borba (1)	Dairy Farmer, George Borba & Son Dairy	77	1981
Chairman of the Board
John A. Borba (1)	Dairy Farmer, John Borba & Sons	82	1981
Director
Robert M. Jacoby, C.P.A. (2)	Certified Public Accountant	68	2005
Director
Ronald O. Kruse	Chairman, Kruse Investment Co., Inc. and	71	1981
Vice Chairman of the Board	Feed Commodities, LLC
and Director
Christopher D. Myers	Former Chairman and Chief Executive	47	2006
President, Chief Executive	Officer of Mellon First Business Bank
Officer and Director	until 2006
James C. Seley	Partner, Seley & Co. (commodity merchant)	68	1996
Director
San E. Vaccaro	Attorney	77	1999
Director
D. Linn Wiley	President and Chief Executive Officer,	71	1991
Vice Chairman of the Board	CVB Financial Corp. and Citizens
and Director	Business Bank until August 1, 2006

(1)	George A. Borba and John A. Borba are brothers.

(2)	Mr. Jacoby was a member of the board of directors of First American Bank (now PacWest Bancorp (NasdaqGS: PACW)) until August 2005.

     Although each of the nominees was selected based on the entirety of his experience and skills, the following sets forth certain specific qualifications for directorship for each of our directors:
George A. Borba has served as Chairman of the Board since CVB Financial Corp.’s inception and is one of the three founding directors of CVB Financial Corp. who remain on the Board today. Mr. Borba, a dairy farmer, led the original organizing group of Chino Valley Bank, the predecessor to CVB Financial Corp. and Citizens Business Bank, which opened for business on August 9, 1974. Mr. Borba is the owner of George Borba & Son Dairy and has deep roots in the Southern California dairy industry. These roots connect him to the business community and to CVB Financial Corp.’s customers. Under his stewardship, Citizens Business Bank has grown from a de novo bank targeting mainly small businesses in and around the Chino, California area to a $6.7 billion-asset bank serving 40 cities with 44 business financial centers and 6 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Mr. Borba chairs the Compensation Committee, the Corporate Governance Committee and the Nominating Committee of the Board. Mr. Borba brings to the Board a deep understanding of CVB Financial Corp.’s history, business, and organization as well as prudent judgment and extensive management experience.
John A. Borba is one of the three founding directors of CVB Financial Corp. who remain on the Board today. He has chaired the Audit Committee of the Board until last year. He is a dairyman and owner of John A. Borba & Sons Dairy where he directs the business and affairs of the company. Mr. Borba has helped to oversee the strong performance and growth of CVB Financial Corp. and Citizens Business Bank during the last 36 years from a de novo bank targeting mainly small businesses in and around the Chino, California area to a $6.7 billion-asset bank serving 40 cities with 44 business financial centers and 6 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. In addition to Mr. Borba’s deep roots in the community CVB Financial Corp. primarily serves, Mr. Borba brings to the Board management expertise gained from the successful operation of his own business and an extensive understanding of CVB Financial Corp.’s business, history and organization.
Robert M. Jacoby, C.P.A. is a Certified Public Accountant and current chair of the Audit Committee who has served on the board since 2005. He is one of two designated financial experts on the Audit Committee. As an accountant, Mr. Jacoby has operated his own accounting practice since 1992. Prior to 1992, he was with the accounting firm of Grant Thornton for 21 years where he specialized in banking, manufacturing and distribution. Mr. Jacoby is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Jacoby was previously the engagement partner for Grant Thornton when they were the accountants for Chino

Valley Bank, the predecessor company to CVB Financial Corp. and Citizens Business Bank. Grant Thornton served as the auditor for Chino Valley Bank from 1974 to 1987 and Mr. Jacoby was the engagement partner for CVB Financial Corp. from 1981 to 1987. Mr. Jacoby was also a director of the former First American Bank (now PacWest Bancorp) in Rosemead, California for thirteen years. Mr. Jacoby’s qualifications to sit on the Board include his financial and accounting expertise, his years of experience as a bank director, and his long history with and deep knowledge of CVB Financial Corp.’s and Citizens Business Bank’s financial and business affairs.
Ronald O. Kruse is one of the three founding directors of CVB Financial Corp. who remain on the Board today. He has served on the Board for nearly 36 years. He serves as one of two Vice-Chairman of the Board and chairs the Balance Sheet Management Committee of the Citizens Business Bank Board. Mr. Kruse is an active member of the California business and agricultural community as Chairman of his family businesses, Kruse Investment Co., Inc. and Feed Commodities, LLC. Prior to forming Kruse Investment Co., Inc. and Feed Commodities, LLC, Mr. Kruse was owner and Chairman of O.H. Kruse Grain & Milling from 1974 through 1995. O.H. Kruse Grain & Milling was one of the largest animal feed manufacturing companies west of the Mississippi River. Mr. Kruse’s qualifications to sit on the Board include his extensive understanding of large scale business organizations, his understanding of our customers’ business needs, particularly those of our agricultural customers, and his specific understanding of our Company’s history and organization.
Christopher D. Myers is the current President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank. He has served in that capacity and as a board member since August 1, 2006. From 2004 to 2006, Mr. Myers served as Chairman of the Board and Chief Executive Officer of Mellon 1st Business Bank, a $3 billion-asset Los Angeles based-bank that is now a subsidiary of U.S. Bank. From 1996 to 2003, he held several management positions with Mellon 1st Business Bank, including Executive Vice President, Regional Vice President, and Vice President/Group Manager. Mr. Myers received his B.A. from Harvard University and a M.B.A. in Finance and Marketing from the University of California at Los Angeles and has over 25 years experience in banking. Mr. Myers’ qualifications to sit on our Board include his extensive banking, operational and executive leadership experience.
James C. Seley has served on the Board of CVB Financial Corp. since 1996. He is a partner in Seley & Co., a family owned commodities trading company specializing in livestock feed ingredients. As a result of his years of experience in the commodity markets, Mr. Seley has provided expertise to CVB Financial Corp. on trading markets and interest rates. He has been an active participant in the management of Citizen Business Bank’s community reinvestment programs and regulatory compliance review. His guidance has contributed to the on-going success of these programs and their positive results for the organization. Mr. Seley also chairs the Risk Management Committee of the Citizens Business Bank Board. Mr. Seley’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own business as well as his history with CVB Financial Corp.
San E Vaccaro is an attorney and the second financial expert serving on the Audit Committee who has served on the board since 1999. He joined the boards of CVB Financial Corp. and Citizens Business Bank in 1999 upon the acquisition of ONB Bancorp and Orange National Bank. He served as Chairman of the Board of both these companies. Mr. Vaccaro received his undergraduate and juris doctor law degrees from Fordham University. He is admitted to practice before all state and federal courts in Arizona and California and the Supreme Court of the United States. His law firm, Law Offices of San E. Vaccaro, and its predecessor firm, Curtis & Vaccaro, have been an active part of the Orange County legal community for many years. He is a past member of the National Association of Corporate Directors and has over 31 years experience serving on the boards of public financial institutions. Because of his background and experience in the Orange County banking and business community, he provides CVB Financial Corp. and Citizens Business Bank with advice and direction as CVB Financial Corp. implements its Orange County growth initiatives.
D. Linn Wiley is Vice Chairman of the Board and has been on the Board of CVB Financial Corp. and Citizens Business Bank since 1991. He served as President and Chief Executive Officer of both entities until August 1, 2006. During Mr. Wiley’s tenure as President and Chief Executive Officer, Citizens Business Bank grew from 14 business financial centers to 40 business financial centers and from approximately $500 million in assets to more than $6.0 billion in assets. Its annual earnings increased from $8.0 million to more than $70.0 million. In addition, the market value of CVB Financial Corp.’s common stock grew from $54 million to $1.25 billion. As Vice Chair, Mr. Wiley has been a key influence in CVB Financial Corp.’s continued success and growth. He serves as a liaison between Citizens Business Bank’s Senior Leadership and the Board and he is the Chairman of the Trust Services Committee of the Citizens Business Bank Board. Mr. Wiley served as president and chief executive officer of two other financial institutions prior to joining CVB Financial Corp. in 1991. He also served as a director of the Los Angeles branch of Federal Reserve Bank of San Francisco from 2000 to 2006. Mr. Wiley brings to the Board over forty-five years of banking experience and an intimate knowledge of CVB Financial Corp.’s business and operations.
     All of the current nominees were elected at the 2009 Annual Meeting of Shareholders.
THE BOARD RECOMMENDS A VOTE “FOR” ALL EIGHT NOMINEES FOR DIRECTOR.
The Board of Directors and Committees
     The Board of Directors of CVB Financial Corp. oversees our business and affairs. The Board of Directors of CVB Financial Corp. also has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The Board of Directors of Citizens Business Bank has 4 standing committees: Loan Committee, Risk Management Committee, Balance Sheet Management Committee, and Trust Services Committee.
The Number of Meetings Attended
     During 2009, CVB Financial Corp.’s Board of Directors held 13 meetings, and the Board of Directors of Citizens Business Bank held 14 meetings. All of the directors of CVB Financial Corp. and Citizens Business Bank during 2009 attended at least 75% of the aggregate of (i) the total number of CVB Financial Corp. and Citizens Business Bank Board meetings and (ii) the total number of meetings held by all committees of the Board of Directors of CVB Financial Corp. or Citizens Business Bank on which he served during 2009.
Audit Committee
     The Audit Committee of the Board of Directors is composed of Messrs. Robert Jacoby (Chairman), John Borba, Ronald Kruse, James Seley, and San Vaccaro. The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available on our website at www.cbbank.com by clicking the tab “CVB Investors,” then “Enter Our Investors” and then “Governance Documents.” The Audit Committee is a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Each of the members of the Audit Committee is independent within the meaning of the rules and regulations of the Nasdaq Stock Market.
     The purpose of the Audit Committee is to oversee and monitor (i) the integrity of our financial statements and its systems of internal accounting and financial controls; (ii) our compliance with applicable legal and regulatory requirements; (iii) our independent auditor qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Board of Directors has determined that Mr. Jacoby and Mr. Vaccaro are “audit committee financial experts” within the meaning of the rules and regulations of the SEC.
     The Audit Committee has sole authority to appoint or replace the independent auditors (including oversight of audit partner rotation). The Audit Committee is also directly responsible for the compensation and oversight of the work of the independent auditors. Our independent auditors report directly to the Audit Committee. Among other things, the Audit Committee prepares the audit committee report for inclusion in the annual proxy statement, reviews and discusses with management and the independent auditor our independent certified audits; reviews and discusses with management and the independent auditor quarterly and annual financial statements; reviews the adequacy and effectiveness of our disclosure controls and procedures; approves all auditing and permitted non-auditing services; reviews significant findings by bank regulators and management’s response thereto; establishes procedures to anonymously and confidentially handle complaints we receive regarding auditing matters and accounting and internal accounting controls; and handles the confidential, anonymous submission to it by our employees of concerns regarding questions to accounting or auditing matters. The Audit Committee also has authority to retain independent legal, accounting and other advisors as the Audit Committee deems necessary or appropriate to carry out its duties. The Audit Committee held 12 meetings during 2009, plus 4 special meetings for the purpose of reviewing SEC filings and appointing our auditing firm.
     The report of the Audit Committee is included below.
Audit Committee Report
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the

Securities Act of 1933 or under the Exchange Act, except to the extent we specifically incorporate this Report by reference.
     The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of CVB Financial Corp. The Audit Committee manages CVB Financial Corp.’s relationship with its independent auditors (who report directly to the Audit Committee).
     In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and KPMG, LLP, the independent registered public accounting firm for CVB Financial Corp., regarding the audited consolidated financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors the auditors’ independence and satisfied itself as to the auditors’ independence.
     Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of CVB Financial Corp.’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Dated: March 26, 2010
THE AUDIT COMMITTEE
Robert M. Jacoby, C.P.A., Chairman
John A. Borba
Ronald O. Kruse
James C. Seley
San E. Vaccaro
Nominating and Corporate Governance Committee
     The Board of Directors has a Nominating and Corporate Governance Committee consisting of Messrs. George Borba (Chairman), John Borba, Robert Jacoby, Ronald Kruse, James Seley, and San Vaccaro. Each of the members of the Nominating and Corporate Governance Committee is independent within the meanings of the rules and regulations of the Nasdaq Stock Market.

     As set forth above, the Nominating and Corporate Governance Committee:
•	assists the Board of Directors by identifying individuals qualified to become members of the Board of Directors;

•	recommends to the Board of Directors the director nominees for the next annual meeting;

•	recommends to the Board of Directors director nominees for each committee; and

•	develops and recommends a set of corporate governance principles applicable to CVB Financial Corp.
     Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include: retaining and terminating any search firm to identify director candidates; receiving communications from shareholders regarding any matters of concern; recommending to the Board directors for each committee; and reviewing and reassessing the adequacy of its charter and its own performance on an annual basis. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the bylaws and reprinted in the Notice of Annual Meeting of Shareholders. The charter of the Nominating and Corporate Governance Committee is available on our website at www.cbbank.com by clicking the tab “CVB Investors,” then “Enter Our Investors” and then “Governance Documents.” The Nominating and Corporate Governance Committee held 1 meeting during 2009.
Compensation Committee
     The Compensation Committee of the Board of Directors of CVB Financial Corp. (the “Compensation Committee”) has overall responsibility for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans. This committee is composed of Messrs. George Borba (Chairman), John Borba, Robert Jacoby, Ronald Kruse, James Seley, and San Vaccaro. Each of the members of the Compensation Committee is independent within the meaning of the rules and regulations of the Nasdaq Stock Market. During the year, meetings are scheduled quarterly, but are held at other times as needed. During 2009, the Compensation Committee met 12 times. The meetings are set up by the Corporate Secretary in conjunction with the Chairman of the Compensation Committee. The Chief Executive Officer and the Chief Financial Officer provide input on the agendas.
     The Compensation Committee has a charter, which can be found on CVB Financial Corp.’s website, www.cbbank.com, by clicking the tab “CVB Investors,” then “Enter Our Investors” and then “Governance Documents.” This charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.
     The full Board of Directors has the responsibility for the total compensation of itself, our Chief Executive Officer, Chief Financial Officer, the other three most highly-compensated executive officers (with our Chief Executive Officer and Chief Financial Officer, the “named executive officers”), and all other officers and non-officers in CVB Financial Corp.

     The Compensation Committee has the authority to consult and retain internal and external advisors as needed. The Compensation Committee did not engage an outside consulting firm or compensation consultant for the purpose of establishing 2009 base salaries. Instead, the Compensation Committee conducted its own evaluation of the competitiveness of CVB Financial Corp.’s branch managers’ and executive officers’ salaries, bonuses, benefits and employment agreement arrangements through a market check of a peer-group of regional commercial banking organizations. The peer group was established based on salary survey information obtained from the Salary Information Retrieval System survey prepared by Organization Resource Counselors, Inc. The list of companies included in the peer group is shown on page 24. Finally, CVB Financial Corp. reviews publicly available information from filings with the SEC, from quarterly reports filed with banking regulatory agencies, press releases, and similar publicly available information to establish parameters for compensation.
     The Compensation Committee may delegate its authority to others within the organization if it deems necessary, but has not done so. Our Chief Executive Officer, Chief Financial Officer, and Human Resources Director participate, when requested to do so, in determining or recommending the amount or form of executive and director compensation (except with respect to their own compensation).

COMPENSATION DISCUSSION AND ANALYSIS
Objectives and Philosophy of Our Compensation Program
     We provide what we consider to be a comprehensive compensation package comprised of base salary, an annual cash incentive plan, long-term equity compensation plan, profit sharing plan, deferred compensation program and health and welfare benefits. We have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified employees. We believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. This underlying philosophy pertains specifically to executive compensation as well as employee compensation at all other levels throughout our organization.
     Our compensation is designed to achieve the following objectives:
•	Attract and retain talented and experienced executives;

•	Provide a base salary that is competitive in our industry;

•	Align the interest of our executives with those of our shareholders by having our cash-based incentive compensation based, in part, on increasing growth in shareholder value; and

•	Offer equity-based compensation that reflects the growth in our stock value and thus, in shareholder value.
     Our compensation program is designed to reward employees for meeting our corporate objectives. Our goal is to have a level of earnings growth and a return on equity consistent with enhancing shareholder value. These elements are at the core of our cash-based bonus program.
The Impact of EESA and ARRA
     In December 2008, we participated in the U.S. Treasury’s capital purchase program (the “Capital Purchase Program”). As part of this program, we sold 130,000 shares of our preferred stock and a warrant to purchase additional shares of our common stock for an aggregate purchase price of $130 million dollars. As of September 2, 2009, our obligations to the U.S. Treasury with respect to our participation in the Capital Purchase Program were repaid in full, and accordingly, as of that date, we were no longer subject to the requirements set forth in Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”).
     Although our obligations to the U.S. Treasury have been repaid, we were required to comply with the requirements under the EESA and ARRA for the period during which the preferred stock was outstanding. Following the enactment of ARRA and prior to September 2, 2009, the Compensation Committee imposed the following restrictions on our executive compensation programs to comply with EESA, as amended by ARRA:

     (a) each of our named executive officers was ineligible to receive compensation to the extent that our Compensation Committee determined that any of our compensation arrangements encouraged us to take unnecessary and excessive risks that threatened the value of CVB Financial Corp;
     (b) each named executive officer (and any of our next 20 most highly-compensated employees) was required to forfeit any bonus, retention award or incentive compensation paid to the named executive officer during the period that the U.S. Treasury held a debt or equity position in CVB Financial Corp., which ended September 2, 2009 (the “TARP Period”), based on statements of earnings, revenue, gains, or other criteria that were later proven to be materially inaccurate;
     (c) we were prohibited from paying any “golden parachute payment” to any named executive officer (and any of the next 5 of our most highly-compensated employees) during the TARP Period; and
     (d) we were prohibited from paying or accruing any bonus, retention award, or incentive compensation for at least our 5 most highly-compensated employees during the TARP Period, except that during the TARP Period this prohibition did not apply to the payment of long-term restricted stock which satisfied the requirements prescribed by the U.S. Treasury on June 15, 2009, under the TARP Standards for Compensation and Corporate Governance — Interim Final Rule (the “TARP Interim Final Rule”).
Methodologies for Establishing Compensation
     In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of all of our executive officers. With respect to the compensation of all of our other named executive officers, the Compensation Committee meets outside the presence of all executive officers, other than, as requested, our Chief Executive Officer, our Chief Financial Officer (except with respect to his own compensation) and our Human Resources Director. The Compensation Committee generally reviews and approves any salary increases for all officers including the named executive officers in April and all non-officers in July, and responds to salary recommendations from our named executive officers for all officers (other than the named executive officers) and non-officers.
     With the input of our Human Resources Department, the Chief Executive Officer (other than with respect to his own compensation) makes recommendations to the Compensation Committee regarding base salary levels, performance goals, bonuses and equity incentive awards for our named executive officers (other than our Chief Executive Officer). The Compensation Committee determines each element of compensation for the Chief Executive Officer. Each year, our Human Resources Director coordinates a written performance evaluation on our employees. These reviews are based on stated objectives for the employee and how the results of his or her performance compare with those objectives. The results of these evaluations, along with the recommended salary increase, are presented to the Compensation Committee for its review and approval.

     In January of each year, the Compensation Committee determines bonus payments under the prior year’s performance compensation plan, and in March of each year, the Compensation Committee determines target amounts and performance criteria for the current year’s performance compensation plan. The Compensation Committee similarly determines equity incentive awards for each of the named executive officers, generally in June of even numbered years.

Summary of Components of Compensation
     The following table outlines our various compensation plans. We feel these compensation components are consistent with meeting our objectives. The allocation between cash and non-cash compensation is based on the Compensation Committee’s determination of the appropriate mix among base salary, annual cash incentives and long-term equity incentives to encourage retention and performance.

Component	Characteristics	Purpose
Base Salary	Each executive officer is eligible for an annual increase in April based on performance. This is a fixed cash compensation.	The base salary allows us to compensate our officers at a level that is competitive in the industry. This will help us attract and retain highly qualified executives. This rewards individual performance and level of experience.

Bonus
Paid based on CVB Financial Corp.’s attainment of a stipulated return on equity. Some bonuses may also be paid, at the discretion of the Compensation Committee, if the stipulated return on equity is not attained. Individual executives have additional performance criteria based on their positions with CVB Financial Corp.
The bonus element serves to reward executives when CVB Financial Corp. meets its return on equity objective and when they meet and exceed the current year’s other objectives, adding to shareholder value. Incentivizes executives to meet performance targets which helps us meet our overall strategic objectives.

401(k) Profit Sharing
This has two components: (i) 401(k) to which CVB Financial Corp. places a fixed amount and the executive can add to it, (ii) the profit sharing is paid to all plan participants including named executive officers. Contributions are at the discretion of the Compensation Committee and may be up to 5% of salary and bonus.
The 401(k) assists the executive in saving for retirement. The profit sharing portion allows the executive to share in the profits of CVB Financial Corp. and, since the money goes into a retirement plan, it also assists the executive in saving for retirement.

Restricted Stock	Awarded from time to time to selected officers, including named executive officers, based on position and performance. Recipients do not have to outlay any additional cash to acquire the stock.	Restricted stock allowed us to recruit our Chief Executive Officer in 2006 and permits all recipients to share in the long-term appreciation of CVB Financial Corp.’s stock with less dilution to our shareholders. This also aligns the compensation of the executives with our shareholders. Restricted stock is subject to time-based vesting provisions.

Stock Options	Awarded from time to time to selected officers, including named executive officers, based on position and performance.	Stock options allow the executive to share in the long-term appreciation of CVB Financial Corp.’s stock. This aligns the compensation of the executive with the interests of our shareholders.

Deferred Compensation	Plans available to our Chief Executive Officer and other senior officers.	Allows for the tax deferral of compensation and growth of deferred amounts (including, in the case of our Chief Executive Officer only, a guaranteed rate of return of 6%).

Health and Welfare Benefits
These are the same benefits as offered to the total employee base; including medical, dental, vision, life and disability insurance. The named executive officers pay a portion of the costs in the same manner as all employees.
These benefits assist the employee in meeting the basic health and welfare needs of the executive and the executive’s family.

Base Salary
     It is our philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations and to guarantee the recipient a fixed amount of income. We predicate the base salary on the executive’s ability, experience and past and potential performance and contribution to CVB Financial Corp. and Citizens Business Bank. On an annual basis, we evaluate and adjust each executive’s base salary and incentive compensation, if appropriate, based on salary surveys, comparable salary information and other considerations. Our Human Resources Department gathers this information to analyze appropriate salary levels for our named executive officers, as well as all of our other employees. Each year we establish a pool for base salary increases and award the percentage increases to each employee based on his or her job performance. For 2009, the increases in base salary for our named executive officers, not including our President and Chief Executive Officer, Christopher Myers, ranged between 3.6% and 5.3%, with an average increase of 4.2%. These raises were consistent in percentage terms with the raises granted to all our employees. These increases were based on a review of the overall performance of Citizens Business Bank. Citizens Business Bank earned more revenue in 2009 than in 2008, despite the continuing economic downturn which disproportionately impacted financial institutions and those located in the Inland Empire region of California, in particular. In addition, the base salary increases were based upon each named executive officers’ individual performance in 2009 and their respective job responsibilities. A discussion of each named executive officer’s individual performance in 2009 begins on page 28.
     Mr. Myers received a base salary increase from $550,000 per year to $750,000 per year in connection with the renewal of his employment agreement on September 16, 2009. Mr. Myers’ salary increase was based upon the criteria used by the Compensation Committee to establish and modify base salaries, namely the executive’s demonstrated ability, experience, past and potential performance, and contribution to CVB Financial Corp. and Citizens Business Bank. As President and Chief Executive Officer, Mr. Myers oversees and is responsible for the performance of the entire enterprise. His broad responsibilities make his contribution to the organization significant and serve as the basis for an increase in salary that is proportionately more than that of the other executives. Mr. Myers has shown extraordinary ability in managing the company through a challenging economic environment. Over the past three years since joining CVB Financial Corp., Mr. Myers has effectively built upon his executive experience by quickly adapting to our business model and strategic objectives and by ultimately shaping our business model and strategic objectives. The Compensation Committee noted that, during a year in which a number of our competitors in the Inland Empire region of California have been unable to remain in business, CVB Financial Corp. earned more revenue than in the prior year. As a result of Mr. Myers’ strong past performance as President and Chief Executive Officer and the Compensation Committee’s belief in his potential for a strong future performance, the Compensation Committee determined that the increase in his base salary as part of his new employment agreement in September 2009 was appropriate under the circumstances.
     The base salary range is determined, in part, through a market check of a peer-group of regional commercial banking organizations. We analyze salary surveys from the Salary Information Retrieval System survey prepared by Organization Resource Counselors, Inc. Although our market check considers a wide range of companies for the purpose of evaluating our base salary ranges, we focus our analysis on banks and bank holding companies located in California between approximately $5 and $25 billion in assets, including the following:

Total Assets
Company Name	2009 FY
(in thousands)
City National Corporation	$21,078,757
East West Bancorp, Inc.	20,559,212
Pacific Capital Bancorp	7,542,255
PacWest Bancorp	5,324,079
Westamerica Bancorporation	4,975,501
     These banking institutions have similar business model concentrations in wealth management and consumer and commercial loans and operate within CVB Financial Corp.’s geographic region. Data analyzed by the Compensation Committee included total assets, asset growth, return on average assets, return on average equity, net interest margin, efficiency ratio, core earnings per share growth, total three-year returns and number of branches. In addition, CVB Financial Corp. reviews publicly available information, such as proxy statements for banks and bank holding companies in California from SEC filings, from quarterly reports filed with banking regulatory agencies, press releases, and similar publicly available information, to establish parameters for compensation.
     The Compensation Committee believes that surveying measures such as base salaries, cash compensation and total compensation paid by companies in the above peer group can serve as a useful comparative tool. On the other hand, the Compensation Committee recognizes that executives in different companies can play significantly different roles, even though they may hold the same nominal positions. Moreover, it is not possible to determine from the available information about peer group compensation anything relating to the respective qualitative factors that may influence compensation, such as the performance of individual executives or their perceived importance to their companies’ business. The Compensation Committee looked to information with respect to the above companies only as a guide to setting compensation, rather than as formal benchmarking.
Annual Cash Bonuses
     We have a performance-based compensation plan for our executives under the 2005 Executive Incentive Plan (the 2005 “Executive Incentive Plan”). Proposal 3 in this proxy statement requests shareholder approval to amend and restate the 2005 Executive Incentive Plan for the reasons discussed in the Proposal. We also grant discretionary cash bonuses to our executives if our Compensation Committee determines that such discretionary bonuses are appropriate under the circumstances. As discussed further below, there were no cash bonuses paid under the 2005 Executive Incentive Plan for 2009. The purpose of the following discussion is to explain and illustrate the manner in which the 2005 Executive Incentive Plan operates, even though no payments were made under this plan, because elements from the 2005 Executive Incentive Plan were utilized in determining the discretionary cash bonuses the executives received.

     As a result of our participation in the U.S. Treasury’s Capital Purchase Program, the top five highest paid employees of CVB Financial Corp. were prohibited from receiving or accruing incentive compensation during the TARP Period. However, the TARP Period ended on September 2, 2009. Therefore, in the final quarter of 2009, CVB Financial Corp. was no longer prohibited from providing the named executive officers with incentive compensation awards.
     2005 Executive Incentive Plan — Performance-Based Compensation
     The 2005 Executive Incentive Plan is administered in conjunction with our discretionary performance compensation plan, which we adopt each year. The 2005 Executive Incentive Plan rewards executives for outstanding performance provided to CVB Financial Corp. In addition, by linking the executive’s overall compensation to established performance measures, we are able to hold each of the executives accountable for their individual performance and for CVB Financial Corp.’s overall financial performance. The Compensation Committee has the sole discretion to determine the standard or formula pursuant to which each participant’s bonus shall be calculated, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each participant, subject in all cases to the terms, conditions, and limits of the 2005 Executive Incentive Plan and of any other written commitment authorized by the Compensation Committee. In January of each calendar year, the Compensation Committee determines the amount of the 2005 Executive Incentive Plan awards and the extent to which performance bonuses are payable for such year.
     Awards under our 2005 Executive Incentive Plan are based on the achievement of specific performance measures related to business criteria, as determined each year by the Compensation Committee. The categories from which the Compensation Committee chooses the performance measures for each year are set forth in the 2005 Executive Incentive Plan and include: (i) deposit growth, (ii) total deposits, (iii) earnings growth, (iv) earnings per share, (v) efficiency ratio, (vi) investment services earnings, (vii) investment services revenue, (viii) loan growth, (ix) total loans, (x) net income, (xi) fee income, (xii) new trust assets, (xiii) new trust fees, (xiv) nonperforming assets to assets ratio, (xv) return on assets, (xvi) return on equity, (xvii) trust earnings, (xviii) trust growth, and (xix) trust revenue.
     For 2009, the performance measures chosen by the Compensation Committee for Christopher Myers, our President and Chief Executive Officer, Edward Biebrich, our Executive Vice President and Chief Financial Officer, and Todd Hollander, our Executive Vice President — Sales Division Manager were return on average common equity, average demand deposits (non-interest bearing), average total deposits including repurchases, gross total loans, and fee income. The Compensation Committee chose these performance measures for Messrs. Myers, Biebrich and Hollander, because it believed these measures were the best measures for judging the overall business success of CVB Financial Corp. from a bank operational perspective.
     Each performance measure received a weighting between 10% and 40%, all based on a 100% scale, as set forth in the table below. A higher degree of weighting (40%) is assigned to the return on average equity measure, because the Compensation Committee believes this measure best incentivizes current year profitability. The Compensation Committee establishes corporate goals with the intent to balance current profitability with long-term stability and prudent risk management.

Performance Measures	Weighting	Level 1	Level 2	Level 3	2009 Results
Return on Average Common Equity	40%	15.00%	17.00%	19.00%	10.00%
Average Demand Deposits (Non-Interest Bearing)	20%	$1,325,000	$1,375,000	$1,425,000	$1,429,531
Average Total Deposits including Repurchases	20%	$4,100,000	$4,200,000	$4,300,000	$4,423,720
Total Loans (Gross)	10%	$3,600,000	$3,725,000	$3,850,000	$3,605,268
Fee Income and Non-Interest Income	10%	$36,000	$37,500	$39,000	$33,958
     For each performance measure, we establish three target business performance objectives that each correlate to a percentage of the executive’s base salary to determine the maximum amount of bonus to which the named executive officer is entitled. Mr. Myers’ percentage levels of base salary were set at Level 1 — 75%, Level 2 — 100% and Level 3 — 150% for each business performance measure. Each of Messrs. Biebrich, Hollander, Dowd and Walters’ levels were set at Level 1 — 25%, Level 2 — 50% and Level 3 — 75% of base salary for each business performance measure. Based on the percentage weighting assigned to the particular business measure, a fixed dollar amount of bonus is determined for achieving the business performance measure. The maximum amount of bonus Mr. Myers was entitled to earn under the 2005 Executive Incentive Plan was 150% of his base salary, and the maximum amount of bonus under the 2005 Executive Incentive Plan to which the other participating named executive officers were entitled was 75% of their base salaries. In order to adequately compensate Mr. Myers in recognition of his overall responsibilities, including supervision of all of our other executive offices, and to further incentivize him to meet his designated performance targets, his levels were set at higher percentages than the other named executive officers. The Compensation Committee has the discretion to pay more or less than this fixed dollar amount.
     For James Dowd, Executive Vice President of Credit Management, the individual performance measures and their respective percentage weightings were as follows:

Performance Measures	Weighting	Level 1	Level 2	Level 3	2009 Results
Return on Average Common Equity	40%	15.00%	17.00%	19.00%	10.00%
Delinquencies (Quarterly Average)	10%	1.00%	0.75%	0.50%	0.50%
Net Charge-offs (Annual)	10%	0.50%	0.40%	0.30%	0.71%
Total Loans (Gross)	10%	$3,600,000	$3,725,000	$3,850,000	$3,605,268
NPA + OREO/Total Loans	10%	2.00%	1.50%	1.00%	2.24%
Loan Fee Income	10%	$4,800	$5,000	$5,200	$3,259
     Mr. Dowd is also measured with respect to his efforts at creating a positive credit environment through his management of the loan portfolio, support of sales efforts, responsiveness to customers and visits to loan centers. Mr. Dowd’s performance goals were different because his credit management functions tie more closely to these performance goals than any of the other executive officers.
     Like Mr. Dowd, the performance measures for Christopher Walters, Executive Vice President, CitizensTrust Manager, were different from the other named executives, because his bonus compensation is designed to align more directly to the performance of the CitizensTrust Division of Citizens Business Bank. For Mr. Walters, the individual performance measures were based on return on average common equity, wealth management fees, investment services fees, net earnings combined, and managed assets. These individual performance measures all received a weighting of 20% based upon a 100% scale. For each performance measure, his target business performance objectives were 25%, 50%, and 75%, respectively. As with the other named executive officers, each target business performance objective correlates to a percentage of Mr. Walters’ annual base salary. Based on the 20% weighting assigned to each performance measure, a fixed dollar amount of bonus is determined for each business measure.
     Once all the amounts are determined for each bonus performance measure, we calculate the total amount of the bonus under the 2005 Executive Incentive Plan. Based on our historical performance, we believed that each of the target business performance objectives was achievable.
     Below is an illustration of how one measure, return on average common equity, would be calculated if bonus payments were being made to Messrs. Biebrich, Hollander, and Dowd under the 2005 Executive Incentive Plan and if our return on equity was between 15% and 17% for the year ended December 31, 2009:

(Base Salary x 25%) = Actual $ Bonus for Return on Equity 40%

where:	40% = the percentage weighting assigned to the return on average common equity performance measure.

25% = the percentage of base salary utilized for achieving a return on average common equity between 15% and 17%.
     Mr. Myers bonus for return on average common equity would be based on the same formula, except that his base salary would be multiplied by 75% rather than 25%. The same formula applies to Mr. Walters, using a 20% weighting factor, rather than 40%.
     We calculate the performance achieved in each of the other categories in the same manner in which we calculate the bonus for return on average common equity in order to arrive at the total bonus. Any performance bonuses granted under the Executive Incentive Plan are paid out in cash and the maximum performance bonus that may be paid to any single executive under the 2005 Executive Incentive Plan for any year is $1,750,000.
     For 2009, we chose the minimum return on CVB Financial Corp.’s equity of 15%, because we believed it was achievable as a result of our achievement of a minimum return on equity in excess of 15% for three of the last four years prior to the 2009 fiscal year. Because our actual return on equity for 2009 was 10.00%, below the 15% required in order for bonuses to be paid under the 2005 Executive Incentive Plan, no bonuses were paid under the 2005 Executive Incentive Plan.
     The difficulty in achieving the performance measure depends heavily on market conditions. Negative developments in the financial services industry that began in 2008, in particular, and deteriorating economic conditions locally and nationwide, have increased competition for deposits and quality loans. While we attempt to forecast the affect of changing market conditions when establishing the performance goals of our executives, we cannot always predict the course of events. Accordingly, executives may have difficultly in attaining certain objectives for reasons beyond their control. The Compensation Committee took the extraordinary negative economic conditions which began in 2008 and continued into 2009 into account and awarded discretionary cash bonuses outside of the Executive Incentive Plan.
     These discretionary cash bonuses are discussed below.
Discretionary Bonuses
     The Compensation Committee has the discretion to grant bonuses which have not been earned under the guidelines of the 2005 Executive Incentive Plan and/or to adjust bonus allocations either upward or downward based on its judgment of an individual’s overall contribution to CVB Financial Corp. Because our actual return on equity for 2009 was 10.00%, below the minimum percentage required in order for bonuses to be paid under the Executive Compensation Plan, our Compensation Committee used its discretion to grant bonuses for 2009 under the discretionary performance compensation provisions of the 2005 Executive Incentive Plan (the “Discretionary Performance Compensation Plan”). This decision was made after extensive discussion, including a review of the reasons for not meeting the minimum threshold for return on equity, the impact of the local, national and global economic downturn, and in particular, the unprecedented adverse economic conditions facing financial institutions, particularly financial institutions located in the Inland Empire region of California.
     In determining the appropriate level of bonuses for each named executive officer, the Compensation Committee considered some aspects of the individual performance criteria in the 2005 Executive Incentive Plan, described above. Subjective factors were also given significant weight, however, by the Compensation Committee, including but not limited to, (i) the named executive officer’s performance in implementing the strategic plan and vision of CVB Financial Corp. and Citizens Business Bank, (ii) whether or not the named executive officer achieved his individual performance goals and objectives, (iii) the named executive officer’s position and level of responsibility within Citizens Business Bank, and (iv) the base compensation the named executive officer received in 2009. The Compensation Committee also had extensive discussions with our Chief Executive Officer whose input was critical in evaluating each named executive officer’s performance (other than his own) and in determining the appropriate amount of bonus compensation. In evaluating our Chief Executive Officer, the Compensation Committee took into account the factors referenced above, giving significant weight to the Chief Executive Officer’s key role in influencing the overall performance of Citizens Business Bank. The Compensation Committee took into account the following considerations in granting discretionary bonuses to the named executive officers:
     Christopher D. Myers — Mr. Myers, our President and Chief Executive Officer, has led CVB Financial Corp. through a challenging economic environment, delivering consistent performance resulting in a 3.72% increase in net income in 2009 over 2008, a 1.36% increase in total assets in 2009 over 2008, and a 26.52% increase in total deposits in 2009 over 2008, among other achievements. Mr. Myers surpassed the 150% bonus levels for average demand deposits and average total deposits, and the 75% bonus level for total loans. In addition, Mr. Myers successfully navigated CVB Financial Corp. through a $132.5 million capital raise, the repayment in full of funds from the U.S. Treasury received under TARP, and the acquisition of San Joaquin Bank, a Bakersfield, California-based bank, from the FDIC, as receiver. Along with

Mr. Biebrich, Mr. Myers led financial communication with the investor and analyst communities at a very difficult time for Inland Empire financial institutions. All of these efforts contributed to strengthening CVB Financial Corp. and furthering the achievement of its strategic objectives. Consequently, the Compensation Committee used its discretion to award Mr. Myers a cash bonus of $600,000 for 2009, which represents 80% of his base compensation.
     Edward J. Biebrich — Mr. Biebrich, our Executive Vice President and Chief Financial Officer and the Finance Division Manager of Citizens Business Bank, skillfully addressed the financial impact on CVB Financial Corp. of the challenging economic environment. Mr. Biebrich provided operational support to achieve financial goals, including assuring the safety and soundness of CVB Financial Corp. and Citizens Business Bank, supporting strategy development and execution, and supporting the growth initiatives of CVB Financial Corp. and Citizens Business Bank. Mr. Biebrich’s efforts facilitated access to the capital markets, allowing CVB Financial Corp. to raise $132.5 million in capital and repay in full the funds from the U.S. Treasury received under TARP, while many of our peer banks and bank holding companies in the Inland Empire were unable to survive. Along with Mr. Myers, Mr. Biebrich led financial communication with the investor and analyst communities at a very difficult time for Inland Empire financial institutions. The Compensation Committee also took into account Mr. Biebrich’s lead role in overseeing the integration of San Joaquin Bank into Citizens Business Bank. Mr. Biebrich surpassed the 75% bonus levels for average demand deposits and average total deposits, and the 25% bonus level for total loans. Consequently, the Compensation Committee used its discretion to award Mr. Biebrich a cash bonus of $125,000 for 2009, which represents approximately 42% of his base compensation.
     Todd Hollander — Mr. Hollander, our Executive Vice President, Sales Division Manager of Citizens Business Bank, contributed significantly to the substantial organic growth in CVB Financial Corp.’s total deposits in 2009 through his leadership of the sales activities in our 44 Business Financial Centers and Commercial Banking Group locations. The ability to grow the customer base and deposits from these customers are crucial elements in the performance of CVB Financial Corp. and, in 2009, we experienced an increase of $930.5 million, or 26.52%, in total deposits over 2008. This organic growth was, in substantial part, due to the deposit initiatives Mr. Hollander has spearheaded over the past few years, including our newly formed Specialty Banking Group and Commercial Banking Centers. In addition, Mr. Hollander surpassed the 75% bonus levels for average demand deposits and average total deposits, and the 25% bonus level for total loans. Consequently, the Compensation Committee used its discretion to award Mr. Hollander a cash bonus of $90,000 for 2009, which represents approximately 33% of his base compensation.
     James F. Dowd — Mr. Dowd, our Executive Vice President and Senior Loan Officer, has provided extremely adept leadership in our credit administration, credit policy and loan operations during 2009 in the face of a very challenging economic environment. Because the economy continues to struggle, CVB Financial Corp.’s objective has been to increase the allowance for credit losses as a percentage of total loans. Under Mr. Dowd’s leadership, this objective was attained in that the allowance for credit losses increased from $55 million for 2008 to $108.9 million for 2009. Mr. Dowd’s contribution in 2009 resulted in an improved outlook for our loan portfolio. In addition, losses and non-performing loans in 2009 remained low by comparison with CVB Financial Corp.’s Inland Empire peers. Mr. Dowd excelled in creating and maintaining a positive credit environment at Citizens Business Bank by conducting frequent visitations of our Business Centers, by maintaining solid portfolio management, and by consistently demonstrating rapid response times and high levels of sales support. Mr. Dowd obtained the 50% bonus level for a positive credit environment and a 25% bonus level for total loans. Consequently, the Compensation Committee used its discretion to award Mr. Dowd a cash bonus of $90,000 for 2009, which represents approximately 31% of his base compensation.
     Chris A. Walters — Mr. Walters, Executive Vice President of the CitizensTrust Division of Citizens Business Bank, has successfully overseen the management of approximately $1.9 billion in assets under administration in 2009. During the year Mr. Walters successfully developed and implemented the company’s open-architecture wealth management platform. Operating in a very difficult market for money management, he exceeded the department’s goal for Investment Services gross commissions. Mr. Walters also exceeded the goal for growing assets under management to over $1 billion, an increase of over 28% from 2008. Consequently, the Compensation Committee used its discretion to award Mr. Walters a cash bonus of $62,500 for 2009, which represents approximately 25% of his base compensation.
Equity-Based Compensation
     We have one equity incentive plan that currently provides long-term incentives for our named executive officers and allows for the grant of stock options and restricted stock. We do not require any of our executive officers to own any minimum number of shares of our stock and we do not have any policies regarding hedging the economic risk of any shares our named executive officers may own. As a result of our participation in the Capital Purchase Program, the top 5 highest paid employees of CVB Financial Corp. were prohibited from receiving equity-based compensation awards during the period during which we had securities outstanding to the U.S. Treasury with the exception of long-term restricted stock which satisfied the requirements prescribed by the U.S. Treasury on June 15, 2009, under the TARP Interim Final Rule. However, the period during which we had securities outstanding to the U.S. Treasury ended on September 2, 2009. Therefore, in the final quarter of 2009, we were no longer prohibited from providing the named executive officers with equity-based compensation awards.
Equity Incentive Plans
     Our 2008 Equity Incentive Plan aligns the interests of key employees, including the named executive officers, with those of our shareholders. We provide our named executive officers with an incentive to achieve superior performance by granting them long-term incentives to purchase our common stock at a fixed exercise price that equals the fair market value of the underlying stock on the date of the grant or, alternatively, restricted stock grants that vest over a certain number of years of service.
     The Compensation Committee administers our equity incentive plans. The Compensation Committee has the authority to select the key employees eligible for the incentive awards. The Compensation Committee does not utilize any performance goals in determining the number of incentive awards to be granted. In determining the number and mix of incentive awards to be awarded in 2009, the Compensation Committee considered: (i) the number of incentive awards previously granted to an executive officer, (ii) its own analysis of that employee’s contribution to CVB Financial Corp., including an assessment of the employee’s responsibilities, as well as a subjective assessment of the employee’s commitment to CVB Financial Corp.’s future, (iii) the number of incentive awards granted to executives with similar responsibilities at our peer banks and bank holding companies, (iv) the projected percentage such incentive compensation would constitute of each executive’s overall compensation. Based upon these factors, the Compensation Committee granted options to purchase 50,000 shares of our stock to Mr. Biebrich and 30,000 shares each to Messrs. Hollander, Dowd, and Walters on September 16, 2009. The amount of compensation an award recipient may receive pursuant to the incentive is, in the case of options, based solely on an increase in the value of our common stock after the date of the grant, and, with respect to restricted stock, based on our share price.
     On September 16, 2009, we granted 250,000 shares of restricted stock and options to purchase 500,000 shares of our common stock to Christopher Myers, our President and Chief Executive Officer in conjunction with his employment contract. We chose restricted stock to allow our Chief Executive Officer to share in the long-term appreciation of our stock value with less dilution to our shareholders. We chose stock options because the Compensation Committee believes it is important for Mr. Myers to make an investment in CVB Financial Corp. in exchange for the receipt of stock. The amounts of the grants were based on Mr. Myers’ demonstrated commitment to the success of CVB Financial Corp. and based upon an evaluation of the grants being made to chief executive officers of our peer banks and bank holding companies. We awarded more stock options than restricted stock in order to allocate a greater portion of Mr. Myers’ income towards appreciation of our stock price over an extended period of time.
     The Compensation Committee’s goal is generally to maintain a balance between grants of stock options and restricted stock and to take into account the compensation expense associated with each form of incentive compensation. Generally, one share of restricted stock is granted in substitute for every three option shares that would otherwise be granted. Although the 2008 Equity Incentive Plan was implemented in order to provide the alternative of granting restricted stock to CVB Financial Corp. employees, our Compensation Committee continues to grant stock options when it makes its grants, because the Compensation Committee believes it is important for the named executive officers to make an investment in CVB Financial Corp. in exchange for the receipt of stock.
     Options and restricted stock are generally awarded every two years in even numbered years at the June Compensation Committee meeting. On occasion, we may need to issue options or restricted stock on a date other than the normal date. This may be done in conjunction with the hiring of an individual, renewal of an employment contract or as a special incentive. On each occasion, the Compensation Committee approves these awards. The exercise price for options is always the closing market price as of the close of business on the day of the grant.

Retirement Plans
401(k) Profit Sharing Plan
     The CVB Financial Corp. 401(k) Profit Sharing Plan primarily provides retirement benefits to all eligible employees, including our named executive officers. It also has death and disability features.
     For Profit Sharing, employees become eligible upon completing at least one year of service and 1,000 hours of employment. Annual contributions are made solely by CVB Financial Corp. These contributions are entirely discretionary, and are approved by the Board of Directors based on CVB Financial Corp.’s earnings and return on equity. For 2009, CVB Financial Corp. contributed $821,262 or 2% of total eligible employee base salary and bonus to the Profit Sharing Plan. We allocate contributions proportionately to the accounts of plan participants based on their base salaries and bonus. Plan participants become fully vested in these amounts upon reaching six years of service. Of this amount, $20,149 was allocated to the accounts of the named executive officers. All of our employees also receive a Qualified Non-Elective Contribution to the 401(k) portion of the plan, which is immediately vested. Annual contributions are made solely by CVB Financial Corp. These contributions are guaranteed to eligible 401(k) participants. For 2009, CVB Financial Corp. contributed $1,406,771, or 3% of total eligible employee base salary and bonus to the Qualified Non-Elective Contribution. Of this amount, $36,750 was contributed to the accounts of the named executive officers. We allocate contributions proportionately to the accounts of plan participants based on their base salaries and bonus.
Deferred Compensation Program
     In conjunction with the hiring of our Chief Executive Officer, we adopted a deferred compensation plan for his benefit. He was eligible to participate in the deferred compensation program in 2007. The Compensation Committee has the discretion to contribute amounts to Mr. Myers’ deferred compensation plan and has guaranteed him a fixed rate of return of 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate and 2% less 6%. The Compensation Committee gave Mr. Myers a guaranteed rate of return in order to induce Mr. Myers to join CVB Financial Corp. in 2006. CVB Financial Corp. did not make any additional contributions to the plan for the benefit of Mr. Myers during 2009. In 2007, we also adopted a broader based deferred compensation program for certain other employees, including the named executive officers and our directors. There is no guaranteed rate of earnings on this broader deferred compensation program. These programs allow the named executive officers to realize certain tax benefits for compensation that they otherwise earn, as determined by the Compensation Committee.
Health and Welfare Benefits
     Medical benefits are an additional part of compensation. We offer our employees a full range of medical, dental, vision, life and long-term disability coverage. All employees, including our named executive officers, pay approximately 25% of the costs, while we pay the remaining 75%.

Change in Control Agreements
     To ensure the continuity of management in the event of a change in control, each of our current named executive officers entered into a severance compensation agreement with change in control features or, in the case of our Chief Executive Officer, has change in control features incorporated into his existing employment agreement. To receive benefits under the change in control provisions, there must be a change in control of CVB Financial Corp. or Citizens Business Bank, and the executive’s employment must terminate (whether by the successor corporation or by the employee himself) within one year of the occurrence of that change in control. The Compensation Committee believes that this trigger helps ensure successful integration in a change in control and allows the executive officer to be compensated if either the successor company or the executive himself believes continuing on with a successor following a change in control is not in his best interest. Additionally, all outstanding unvested stock options or restricted stock would accelerate upon the occurrence of a change in control. For further information regarding these change in control provisions, see “Potential Payments Upon Termination or Change in Control” below. Payments under these change in control agreements did not influence the Compensation Committee’s decisions with respect to other aspects of the named executive officers’ compensation since the Compensation Committee believes that payments following termination of service may never occur, while payment for services rendered provide an immediate benefit which enhances shareholder value.

Tax Deductibility and Executive Compensation
     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our named executive officers to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision, and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to us by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m). Notwithstanding the foregoing, as a result of our participation in the Capital Purchase Program for a portion of the fiscal year 2009, we are subject to a prorated limitation on compensation in excess of $500,000 that is paid to our named executive officers. Accordingly, in fiscal year 2009, our compensation to Mr. Myers exceeded the Section 162(m) limits by $240,331.
     The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation programs. Equity grants under our stock-based incentive plans and amounts paid pursuant to our 2005 Executive Incentive Plan are designed generally to satisfy the deductibility requirements of Section 162(m).
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
     In accordance with Section 111(b)(2)(A) of the Emergency Economic Stabilization Act, the Compensation Committee hereby certifies that, during the TARP Period, the Compensation Committee (i) reviewed with CVB Financial Corp.’s senior risk officers the incentive compensation arrangements of our senior executive officers and made reasonable efforts to ensure that such incentive compensation arrangements did not encourage the senior executive officers to take unnecessary and excessive risks that threatened the value of CVB Financial Corp.; (ii) reviewed with the senior risk officers the employee compensation plans and all reasonable efforts to limit any unnecessary risks these plans pose to CVB Financial Corp.; and (iii) reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of CVB Financial Corp. to enhance the compensation of any employee.
Discussion of Compensation Policies and Practices Related to Risk Management
     During a portion of 2009, CVB Financial Corp. was subject to a review of its compensation policies and practices as a result of its participation in the Capital Purchase Program and TARP. Specifically, ARRA included a provision of that amended Section 111 of EESA and directed the U.S. Treasury to establish specified standards on executive compensation and corporate governance. On June 15, 2009, the U.S. Treasury published the TARP Interim Final Rule that applies additional risk review requirements to companies that participated in TARP.
     As required by the TARP Interim Final Rule, the Compensation Committee undertook a review of CVB Financial Corp.’s compensation polices and programs to assess whether any had the unintended effect of encouraging senior executive officers or other CVB Financial Corp. employees to take unnecessary or inappropriate risks. The Compensation Committee met with CVB Financial Corp.’s senior risk officers and conducted a review of CVB Financial Corp.’s business processes, taking into consideration the current economic environment, as well as the design and administration of each compensation plan and policy. Criteria used by the Compensation Committee to quantify risk included, among other things, (i) the percentage of an employee’s total compensation provided by the plan, (ii) an employee’s potential ability to manipulate earnings, if any, (iii) an employee’s potential impact on reported earnings, and (iv) any employee’s ability to make a business decision that could have a material impact on CVB Financial Corp.
     The Compensation Committee noted that, while CVB Financial Corp.’s incentive compensation programs reward employees, including senior executives, based in part on their business line performance and the achievement of certain performance objectives, specifically loan and deposit growth, earnings growth, fee income, and return on equity, which presented the potential for excessive risk taking, CVB Financial Corp. also has a practice of paying long-term compensation as a significant portion of total compensation and an emphasis on overall performance in compensation decisions. Additionally, the Compensation Committee found that CVB Financial Corp., through the monitoring of its Audit Committee, its Management Compliance Committee, and its Risk Management Committee, has robust compliance, internal control, and disclosure review and reporting programs, including regular review by the Loan Committee of both underwriting standards and CVB Financial Corp.’s major banking relationships. Further, Citizen Business Bank’s Chief Risk Officer actively oversees the compliance with the requirements of the Risk Management Policy and Program and is in regular contact with the foregoing committees to address any risks. Finally, CVB Financial Corp.’s stock ownership guidelines and the prohibition on, and right to discipline employees for, manipulating business goals for compensation purposes in accordance with the Code of Ethics also contribute to mitigating any risk associated with compensation incentives. Ultimately, the Compensation Committee determined that the foregoing provided adequate safeguards that would either prevent or discourage any excessive risk taking.
Members of the Compensation Committee

George A. Borba (Chair)
John A. Borba
Robert M. Jacoby, C.P.A.
Ronald O. Kruse
James C. Seley
San E. Vaccaro

Summary of Compensation
     The following table sets forth the compensation awarded to, earned by or paid for services received by our named executive officers for the last three fiscal years ended December 31, 2009, 2008 and 2007 (or such shorter period of time such executives have been serving us).
Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in Pension
							Value and
							Nonqualified
							Deferred
				Stock	Option	Non-Equity Incentive	Compensation	All Other
		Salary	Bonus ($)	Awards ($)	Awards ($)	Plan Compensation	Earnings ($)	Compensation ($)	Total
Name and Principal Position	Year	($)	(1)	(2)	(2)	($)	(3)	(4)	($)

Christopher D. Myers	2009	607,500	600,000	2,152,500	1,443,750	—	8,841	36,259	4,848,850
President and CEO of the	2008	546,923	450,000	94,600	61,400	—	3,835	31,200	1,187,958
Company and the Bank	2007	518,272	—	—	—	230,000	—	37,598	785,870

Edward J. Biebrich	2009	288,288	125,000	—	144,375	—		32,178	589,842
EVP — CFO of the	2008	282,308	150,000	47,300	30,700	—	—	23,658	533,966
Company and the Bank	2007	272,308	—	—	—	75,000	—	20,965	368,273

Todd E. Hollander	2009	267,192	90,000	—	86,625	—	—	39,849	483,666
EVP, Sales Division of the Bank	2008	160,019	110,000	47,300	30,700	—	—	14,958	362,977

James F. Dowd	2009	282,192	90,000	—	86,625	—	—	43,555	502,372
EVP, Chief Credit Officer of the Bank	2008	133,538	200,000	43,650	27,700	—	—	48,926	453,814

Chris A. Walters	2009	242,193	62,500	—	86,625	—	—	37,415	428,733
EVP, CitizensTrust Division of the Bank	2008	234,616	50,000	23,650	15,350	—	—	25,544	349,160
	2007	108,308	40,000	—	34,250	—	—	12,813	195,371

(1)	Cash bonuses paid to Messrs. Myers, Biebrich, Hollander, Dowd and Walters were awarded by the Compensation Committee in February 2010.

(2)	Pursuant to new SEC regulations regarding the valuation of equity awards, amounts in columns (e) and (f) represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding year required under the rules so that equity awards and stock options reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly.

(3)	The amount included in column (h) represents the interest which exceeds 120% of the applicable federal long-term rate (as prescribed under section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers at December 31, 2009.

(4)	The amounts shown in column (i) reflect the following for each of the executives for 2009:
(a)	Mr. Myers’ other compensation represents $5,580 for country club dues, $14,502 for health benefits, $909 for life insurance premiums, $12,250 for profit-sharing and safe harbor contribution to the 401(k) Profit Sharing Plan, $2,868 for the personal use of a company car, and a $150 gift card.

(b)	Mr. Biebrich’s other compensation represents $9,677 for health benefits, $868 for life insurance premiums, $12,250 for profit-sharing and safe harbor contributions to the 401(k) Profit Sharing Plan, $9,233 for the personal use of a company car, and a $150 gift card.

(c)	Mr. Hollander’s other compensation represents $14,523 for health benefits, $812 for life insurance premiums, $9,964 for profit-sharing and safe harbor contributions to the 401(k) Profit Sharing Plan, $14,400 auto allowance, and a $150 gift card.

(d)	Mr. Dowd’s other compensation represents $9,111 for country club dues, $8,854 for health benefits, $854 for life insurance premiums, $10,186 for profit-sharing and safe harbor contributions to the 401(k) Profit Sharing Plan, $14,400 auto allowance, and a $150 gift card.

(e)	Mr. Walters’ other compensation represents $14,523 for health benefits, $743 for life insurance premiums, $12,250 for profit-sharing and safe harbor contributions to the 401(k) Profit Sharing Plan, $9,749 for the personal use of a company car, and a $150 gift card.
Grants of Plan-Based Awards
The following table illustrates the grants of plan-based awards during 2009.
Grants of Plan-Based Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other
								stock	All Other
		Estimated Possible Payouts			Estimated Future Payouts			Awards:	Option	Exercise
		Under Non-Equity			Under Equity			Number of	Awards:	or Base	Grant Date
		Incentive Plan Awards			Incentive Plan Awards			Shares of	Number of	Price of	Fair Value
				Maximum				Stock or	Securities	Option	of Stock
		Threshold	Target	($)	Threshold	Target	Maximum	Units	Underlying	Awards	and Option
Name	Grant Date	($)	($)	(1)	($)	($)	(#)	(#)	Options (#)	($/Sh)	Awards ($)

Christopher D. Myers	9/16/2009	—	—	1,125,000.00	—	—	—	250,000	500,000	$8.61	3,596,250
Edward J. Biebrich	9/16/2009	—	—	225,000.00	—	—	—	—	50,000	$8.61	144,375
Todd E. Hollander	9/16/2009	—	—	206,250.00	—	—	—	—	30,000	$8.61	86,625
James F. Dowd	9/16/2009	—	—	217,500.00	—	—	—	—	30,000	$8.61	86,625
Chris A. Walters	9/16/2009	—	—	187,500.00	—	—	—	—	30,000	$8.61	86,625

(1)	Represents the maximum amount which could be earned under CVB Financial Corp.’s annual cash-based 2005 Executive Incentive Plan, as described in Compensation Discussion and Analysis. No amounts were earned under the 2005 Executive Incentive Plan for work performed in 2009.
Discussion of Summary Compensation and Grant of Plan-Based Awards Tables
     Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.
Employment Agreement
     On September 16, 2009, CVB Financial Corp. and Citizens Business Bank entered into a new employment agreement with Christopher D. Myers, to continue to serve as the President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank. The agreement became effective on September 16, 2009 and provides for a five-year term. The agreement replaced Mr. Myers’ existing employment agreement, which expired on August 1, 2009. Mr. Myers’ agreement provides, during the employment term, for, among other things, (a) a minimum base salary of $750,000 per year; (b) an annual bonus consistent with Citizens Business Bank’s applicable executive incentive compensation program, based upon Mr. Myers’

performance and accomplishment of business and financial goals during the complete fiscal year and the overall financial performance of Citizens Business Bank; (c) the grant of a restricted stock award of 250,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan; (d) the grant of stock options to purchase 500,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan; (e) continued participation in a deferred compensation program created for Mr. Myers’ benefit with a guaranteed 6% earnings rate; (f) eligibility to participate in group benefit plans and programs of CVB Financial Corp.; (g) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with his use of a Bank-provided automobile; (h) reimbursement for the reasonable cost of one country club membership and an additional country club membership at the discretion of Citizens Business Bank; and (i) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with the performance of his duties as President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank.
     The restricted stock grant of 250,000 shares vests in five equal installments on each anniversary of the date of grant, such that on September 16, 2014, the entire grant will be vested. Dividends are paid on Mr. Myers’ restricted stock at the same rate as dividends declared on all other shares of our common stock. In the event of a change in control of CVB Financial Corp. or Citizens Business Bank, all the vesting restrictions lapse. The Compensation Committee has the authority, in its sole and absolute discretion, to remove any or all of the vesting restrictions on the stock grant.
The following is a description of our 2008 Equity Incentive Plan (the “2008 Plan”):
2008 Equity Incentive Plan
     The 2008 Plan provides for grants of stock options and restricted stock (sometimes referred to individually or collectively as “Awards”) to non-employee directors, officers, employees and consultants of CVB Financial Corp. and its subsidiaries. Stock options may be either “incentive stock options” (“ISOs”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQSOs”).
     Administration
     Our Compensation Committee currently administers our 2008 Plan. The 2008 Plan terminates in 2018. However, such termination will not affect Awards granted under the 2008 Plan prior to termination.
     When Awards made under the 2008 Plan expire or are forfeited, the underlying shares will become available for future Awards under the 2008 Plan. Shares awarded and delivered under the 2008 Plan may be authorized but unissued, or reacquired shares.
     Eligibility for Awards
     Employees, officers, consultants and non-employee directors of CVB Financial Corp. or its subsidiaries may be granted Awards under the 2008 Plan. As of the record date, there were seven non-employee directors, five executive officers, and 394 officers (who are not executive officers) eligible to receive Awards under the 2008 Plan. The Compensation Committee determines which individuals will receive Awards, as well as the number and composition of each Award. Awards under the 2008 Plan may consist of either stock options or restricted stock or a combination of both as determined by the Compensation Committee (or by the full Board of Directors in the case of Awards to non-employee directors). These decisions may be based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, his/her potential contributions to CVB Financial Corp.’s success, and other factors.
     Exercise Price
     The Compensation Committee determines the exercise price for the shares underlying each Award on the date the Award is granted. The exercise price for shares under an ISO may not be less than 100 percent of fair market value (our closing stock price) on the date the Award is granted under Code Section 422. Similarly, under the terms of the 2008 Plan, the exercise price for NQSOs may not be less than 100 percent of fair market value on the date of grant.
     Amendments; Adjustments
     Except for adjustments upon changes in capitalization, dissolution, merger or asset sale, the 2008 Plan prohibits CVB Financial Corp. from making any material amendments to the 2008 Plan or decreasing the exercise price or purchase price of any outstanding Award (including by means of cancellation or re-grant) without shareholder approval.
     No participant may be granted Awards in any one year to purchase more than an aggregate 100,000 shares, with the exception of Christopher Myers who, in 2009, was granted 250,000 shares of restricted stock and options to purchase 500,000 shares of common stock in connection with his renewed employment agreement. Such limitation is subject to proportional adjustment in connection with any change in CVB Financial Corp.’s capitalization as described in the 2008 Plan.
     Exercisability
     The Compensation Committee will determine when Awards become exercisable. However, no Award may have a term longer than ten years from the date of grant unless otherwise approved by CVB Financial Corp.’s shareholders, and no Award may be exercised after expiration of its term. An Award that becomes exercisable based on the participant’s continuous status as an employee, consultant or nonemployee director, must require no less than a 3-year vesting period for such Award to become exercisable in full. On November 18, 2009, the Board of Directors amended Sections 5.4 and 6.2 of the 2008 Plan to permit the Administrator to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock to less than 3 years in the event the continuous service of an employee or consultant terminates due to retirement. After an Award is granted, the Compensation Committee has the authority to change the terms and conditions of Awards, including changing vesting provisions or removing restrictions, subject to compliance with the terms of the 2008 Plan. Payment for any shares issued upon exercise of an Award shall be specified in each participant’s Award agreement, and may be made by cash, check or other means specified in the 2008 Plan.

     Effect of Termination, Death, or Disability
     If a participant’s employment, consulting arrangement, or service as a non-employee director terminates for any reason, vesting of ISOs and NQSOs generally will stop as of the effective termination date. Participants generally have three months from their termination date to exercise vested unexercised options before they expire. Longer post-termination exercise periods apply in the event the termination of employment or cessation of service results from death or disability, and retirement in the case of nonqualified stock options. If a participant is dismissed for cause, the right to exercise shall terminate immediately upon such termination.
     Non-Transferability of Awards
     Unless otherwise determined by the Compensation Committee, Awards granted under the 2008 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised by the participant only during the participant’s lifetime. With the approval of the Administrator, NQSOs and restricted stock may be transferred in certain instances by gift to family members, a trust for the benefit of a participant and/or members of the participant’s immediate family, or certain other related parties.
     Restricted Stock
     The 2008 Plan also permits CVB Financial Corp. to grant restricted stock. The 2008 Plan Administrator has discretion to establish periods of restriction during which shares awarded remain subject to forfeiture or CVB Financial Corp.’s right to repurchase if the participant’s employment terminates for any reason (including death or disability). Restrictions may be based on the passage of time, the achievement of specific performance objectives, or other measures as determined by the Administrator in its discretion. The period of restriction shall not be less than one year for Awards that are earned based on the attainment of performance goals, and less than three years for Awards that are earned based on continuous status as an employee, consultant or director. During periods of restriction, a participant has the right to vote his/her restricted stock and to receive distributions and dividends, if any, but may not sell or transfer any such shares in a manner which has not been approved by the Administrator.
     Changes in Capitalization; Change in Control
     The 2008 Plan provides for exercise price and quantity adjustments if CVB Financial Corp. declares a stock dividend or stock split. Also, unless otherwise provided in an award agreement, in the event of a change in control, then all Awards under the 2008 Plan will accelerate and become fully exercisable and all restrictions and conditions on any Award then outstanding will lapse as of the date of the change in control. “Change in control” means the occurrence of any of the following: (a) any person becomes the beneficial owner of securities of CVB Financial Corp. representing 50% or more of the total voting power represented by CVB Financial Corp.’s then-outstanding voting securities; (b) the consummation of the sale or disposition by CVB Financial Corp. of all or substantially all of its assets; (c) the consummation of a liquidation or dissolution of CVB Financial Corp.; or (d) the consummation of a merger or consolidation of CVB Financial Corp. with any other corporation, with certain exceptions. Upon consummation of a change in control, except as determined by the Board of Directors, the 2008

Plan and any Award which is exercisable but not exercised shall terminate unless provision is made for the assumption of the 2008 Plan and/or Awards in connection with the change in control.
Outstanding Equity Awards
     The following table lists the outstanding equity awards at December 31, 2009. All of the awards have been adjusted for the stock dividends and stock splits declared by CVB Financial Corp. since the grant date. All of the option awards listed vest at a rate of 20% per year and expire ten years from the date of grant. All of the restricted stock awards vest over a five-year period from the date of grant.
Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards						Stock Awards
											Equity
										Equity	Incentive Plan
				Equity Incentive						Incentive	Awards:
				Plan Awards:						Plan Awards:	Market or
				Number of						Number of	Payout Value
	Number of	Number of		Securities			Number of		Market Value	Unearned	of Unearned
	Securities	Securities		Underlying			Shares or		of Shares or	Shares,	Shares, Units
	Underlying	Underlying		Unexercised			Units of		Units of	Units or	or Other
	Unexercised	Unexercised		Unearned	Option	Option	Stock That		Stock That	Other Rights	Rights That
	Options (#)	Options (#)		Options	Exercise	Expiration	Have Not		Have Not	That Have	Have Not
Name	Exercisable	Unexercisable		(#)	Price	Date	Vested		Vested	Not Vested	Vested

Christopher D. Myers	—	500,000	(1)	—	$8.61	9/16/2019	250,000	(2)	$2,160,000	—	—
	4,000	16,000	(3)	—	$9.46	6/18/2018	8,000	(4)	$69,120	—	—
	33,000	22,000	(5)	—	$13.02	8/1/2016	22,000	(6)	$190,080	—	—

Edward J. Biebrich	—	30,000	(1)	—	$8.61	9/16/2019	4,000	(4)	$34,560	—	—
	2,000	8,000	(3)	—	$9.46	6/18/2018	—		—	—	—
	13,200	8,800	(7)	—	$14.04	6/21/2016	—		—	—	—
	34,375	—		—	$12.15	3/17/2014	—		—	—	—
	59,083	—		—	$8.45	6/19/2012	—		—	—	—
	16,250	—		—	$4.80	6/21/2010				—	—

Todd E. Hollander	—	30,000	(1)	—	$8.61	9/16/2019	4,000	(4)	$34,560	—	—
	2,000	8,000	(3)	—	$9.46	6/18/2018	—		—	—	—

James F. Dowd	—	30,000	(1)	—	$8.61	9/16/2019	4,000	(8)	$34,560	—	—
	2,000	8,000	(9)	—	$8.73	7/16/2018	—		—	—	—
							—		—	—	—

Chris A. Walters	—	30,000	(1)	—	$8.61	9/16/2019	2,000	(4)	$17,280	—	—
	1,000	4,000	(3)	—	$9.46	6/18/2018	—		—	—	—
	4,000	6,000	(10)	—	$10.22	7/18/2017

(1)	One-fifth of the unvested options vests on each of September 16, 2010, 2011, 2012, 2013, 2014.

(2)	One-fifth of the unvested shares vests on each of September 16, 2010, 2011, 2012, 2013, 2014.

(3)	One-fourth of the unvested options vests on each of June 18, 2010, 2011, 2012, 2013.

(4)	One-fourth of the unvested shares vests on each of June 18, 2010, 2011, 2012, 2013.

(5)	One-half of these unvested options vests on each of August 1, 2010 and 2011.

(6)	One-half of these unvested shares vests on each of August 1, 2010 and 2011.

(7)	One-half of the unvested options vests on each of June 21, 2010 and 2011.

(8)	One-fourth of the unvested shares vests on each of July 16, 2010, 2011, 2012 and 2013.

(9)	One-fourth of the unvested options vests on each of July 16, 2010, 2011, 2012, 2013.

(10)	One-third of the unvested options vests on each of July 18, 2010, 2011, and 2012.
Option Exercises and Stock Vested
     The following table lists option exercises and stock vested during the year-ended December 31, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of
	Shares Acquired	Value Realized	Number of	Value Realized
	on Exercise	on Exercise	Shares Acquired	on Vesting
Name	(#)	($)	on Vesting (#)	($)

Christopher D. Myers	—	—	13,000	95,140
Edward J. Biebrich	—	—	1,000	6,100
Todd E. Hollander	—	—	1,000	6,100
James F. Dowd	—	—	1,000	6,670
Chris A. Walters	—	—	500	3,050
     The following table provides information as of December 31, 2009, with respect to shares of CVB Financial Corp. common stock that may be issued under our equity compensation plans.
Equity Compensation Plan Information

Number of Securities Remaining
	Number of Securities to be		Available for Future Issuance
	Issued Upon Exercise of	Weighted-average Exercise	Under Equity Compensation
	Outstanding Options,	Price of Outstanding Options,	Plans (excluding securities
Plan Category	Warrants and Rights (a)	Warrants and Rights (b)	reflected in column (a)) (c)

Equity compensation plans approved by security holders	3,014,408	$10.17	2,294,391

Equity compensation plans not approved by security holders	—	—	—

Total	3,014,408	$10.17	2,294,391

Deferred Compensation
     In connection with the hiring of Mr. Myers as our President and Chief Executive Officer, we adopted a deferred compensation plan for his benefit that became effective on January 1, 2007. Under the deferred compensation plan, Mr. Myers may defer up to 75% of his base salary and up to 100% of his bonus for each calendar year in which the plan is effective. CVB Financial Corp. has the discretion to make additional contributions to the plan for the benefit of Mr. Myers.
     Interest is credited to Mr. Myers’ account balance at a fixed rate of at least 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate and 2% less 6%. The Compensation Committee has the discretion to make available to Mr. Myers one or more measurement funds, based on certain mutual funds, for the purpose of crediting or debiting additional amounts to Mr. Myers’ deferrals. The amount to be credited to Mr. Myers’ account balance is determined assuming Mr. Myers’ account balance had been hypothetically allocated among the measurement funds.

     Mr. Myers may elect to receive scheduled distributions from the plan at his discretion. In addition, Mr. Myers may elect to receive all or part of his plan balance following retirement in one lump sum or in annual installments for a period of up to 15 years.
     We also adopted a Deferred Compensation Plan for Directors and Certain Specified Officers, effective as of February 21, 2007, for the benefit of our named executive officers (other than Mr. Myers) and certain other executives, employees, and independent contractors. Under this plan, each participant may defer up to 75% of his or her base salary and up to 100% of his or her bonus, any commission, and any independent contractor compensation for each calendar year in which the plan is effective. This plan does not provide for a guaranteed yield or return.
     The following table shows contributions and earnings during 2009 and account balances as of December 31, 2009 under CVB Financial Corp.’s nonqualified deferred compensation plan for Mr. Myers and the Deferred Compensation Plan for Directors & Certain Specified Officers.
Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
			Aggregate		Aggregate
	Executive	Registrant	earnings in	Aggregate	balance at last
	contributions in	contributions	last FY	withdrawals/	FYE
	the last FY ($)	in last FY	($)	distributions	($)
Name	(1)	($)	(2)(3)	($)	(2)

Christopher D. Myers	355,000	—	56,507	—	1,089,968
Todd E. Hollander	57,747	—	70,585	—	258,280
James F. Dowd	50,000	—	18,086	—	144,866

(1)	These amounts were reported in the 2009 Summary Compensation Table.

(2)	Reflects earnings on deferred compensation (d) and the deferred compensation balance (f) for the named executive under the respective Deferred Compensation Plans.

(3)	Of the amount included in column (d), $8,841 represents the interest which exceeds 120% of the applicable federal long-term rate (as prescribed under section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers at December 31, 2009.
Director Compensation
     CVB Financial Corp. uses a combination of cash, stock-based compensation, and health and welfare benefits to attract and retain qualified individuals to serve as directors. Each director is expected to own $100,000 in company stock within six months of becoming a director as a minimum ownership position.
     Only non-employee directors are entitled to receive monthly cash compensation for serving on the Board of Directors. Each Director receives $3,622 per month for a total of $43,464. Our Vice Chairmen receive $7,244 monthly or $86,928 for the year. Our Chairman of the Board receives $10,350 per month, totaling $124,200 for the year. The Board of Directors holds monthly meetings of the Board of Directors and its Committees, and also meets in various committees on other occasions. Our Chairman and Vice Chairmen meet weekly with our President and Chief Executive Officer, forming the Executive Committee of the Board of Directors.

     In addition, our Vice Chairman, Mr. Wiley, entered into a two-year Consulting Agreement with our subsidiary, Citizens Business Bank, on April 16, 2008. Pursuant to this Consulting Agreement, Mr. Wiley receives monthly compensation of $7,756 and use of a bank-owned automobile.
     CVB Financial Corp. awards stock options to Board of Directors members every two years in even-numbered years. Accordingly, no stock options were granted to the Board of Directors (with the exception of Mr. Myers in his capacity as Chief Executive Officer) in 2009.
     The members of the Board of Directors participate in the health and welfare benefits at the same level and extent as the employees of CVB Financial Corp. These benefits include medical, dental, vision, long-term disability and life insurance. The directors pay the same amount for insurance as employees of a similar age and dependency status.
     The following table summarizes the compensation paid to our non-employee directors during 2009. Compensation paid to Mr. Myers is set forth in the Summary Compensation Table.
Director Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					pension Value
					and
					Nonqualified
				Non-Equity	Deferred	All Other
	Fees Earned or			Incentive Plan	Compensation	Compensation
	Paid in Cash	Stock Awards	Option Awards	compensation	Earnings	($)	Total
Name	($)	($)	($)	($)	($)	(3)	($)

George Borba (1)	124,200	—	—	—	—	9,677	133,877
Ronald O. Kruse (2)	86,928	—	—	—	—	9,677	96,605
D. Linn Wiley (2)	86,928	—	—	—	—	102,749	189,678
John A. Borba	43,464	—	—	—	—	9,677	53,141
Robert M. Jacoby	43,464	—	—	—	—	9,677	53,141
James C. Seley	43,464	—	—	—	—	9,677	53,141
San E. Vaccaro	43,464	—	—	—	—	9,677	53,141

(1)	Mr. Borba is Chairman of the Board and of the Executive, Compensation, and Nominating and Corporate Governance Committees.

(2)	Mr. Kruse and Mr. Wiley are Vice Chairmen of the Board.

(3)	Other compensation is comprised of the following:
(a)	Except for Mr. Wiley, all of the directors’ other compensation represents $9,677 for health benefits.

(b)	Mr. Wiley’s other compensation represents $93,072 pursuant to his consulting agreement and $9,677 for health benefits.
     At December 31, 2009, our non-employee directors held options to purchase our common stock in the following amounts: Mr. G. Borba, 95,469 options; Mr. J. Borba, 176,708 options; Mr. Kruse, 116,708 options; Mr. Jacoby, 52,500 options; Mr. Seley, 230,683 options; Mr. Vacarro, 95,469 options; and Mr. Wiley, 121,251 options.
Potential Payments Upon Termination or Change in Control
     We have Severance Compensation Agreements with each of our named executive officers, except for Mr. Myers whose employment agreement provides for separate termination payments in the event of a change in control. Under Mr. Myers’ employment agreement, if he is terminated for cause, he will be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Myers’ employment is terminated without cause (other than in connection with a change in control as defined in the agreement), then Mr. Myers will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay; and (ii) a one-time lump sum payment equal to two times of his then-current annual base salary. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates over a 24-month period, subject to acceleration into one lump sum to extent required by Section 409A of the Internal Revenue Code.
     If Mr. Myers’ terminates his employment or his employment is terminated during the year following a change in control of CVB Financial Corp. or Citizens Business Bank for any reason (including resignation for any reason within one year of a change in control), Mr. Myers would be entitled to receive an amount equal to two times his annual base salary for the last calendar year immediately preceding the change in control plus two times the average annual bonus received for the last two calendar years ended immediately preceding the change in control.
     If Mr. Myers’ employment is terminated in connection with a disability, Mr. Myers would be entitled to an amount equal to the difference between any insurance proceeds he is entitled to receive under Citizens Business Bank’s insurance plans and his base salary for 12 months. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates.
     If Mr. Myers’ employment is terminated by death or for cause, he is entitled to receive his salary earned through the date of termination plus his accrued vacation pay. In connection with his death, Citizens Business Bank will make the payment in one lump-sum.
     The receipt by Mr. Myers of payments in connection with his termination without cause, or upon disability or death, or in connection with a change in control is conditioned upon execution of a release in favor of CVB Financial Corp. and Citizens Business Bank. In addition, Mr. Myers has agreed in his employment agreement not to solicit any customers or fellow employees for a period of one year following his termination of employment.
     For our other named executive officers, if they terminate their employment or their employment is terminated during the year following a change in control for any reason (including resignation within one year of a change in control, but other than for cause), the named executive will receive an amount equal to twice the executive’s annual base compensation plus two times the average of the last two years’ bonuses paid to the executive for the last calendar year immediately preceding the change in control. This amount will be paid in 24 equal monthly installments (without interest or other adjustment) (or, in the case of Mr. Biebrich, who elected, 180 equal monthly installments) on the first day of each month commencing with the first such date that is at least six (6) months after the date of the named executive officer’s “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code pursuant to Treasury Regulations and other guidance promulgated thereunder) and continuing for successive months thereafter.

     The Compensation Committee believes these change in control agreements are important for its executives. By means of these agreements, CVB Financial Corp. believes that an executive would remain in place to assist an acquirer through the term of a change in control. These agreements also assist an executive who may be displaced because of the change in control.
     The table below reflects the amount of compensation awarded to each of the named executive officers in the event of termination of such executive’s employment under the circumstances described below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.
Payments Made Upon Termination
     Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:
•	any incentive compensation earned during the year;

•	amounts contributed under the 401(k) Profit Sharing Plan and any deferred compensation plan; and

•	unused vacation pay.
Payments Made Upon Retirement
     Other than the items identified immediately above under “Payments Made Upon Termination” and in the next paragraph, the named executive officers receive no benefits in the event of retirement.
Payments Made Upon Death or Disability
     In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” above, the named executive officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Potential Payments Upon Termination of Employment

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Cash				Acceleration of
	Severance				Vested Options
	Arrangements/		Insurance		(unamortized	Total
	Compensation		Death	Vested	expense as of	Termination
	($)	Accrued	Benefits	Options	12/31/09)	Benefits
Name	(1)	Vacation ($)	($)	($)	($)	($)
Christopher D. Myers
Voluntary Termination or Retirement		8,654		—		8,654
Involuntary Termination (other than For Cause) (2)	1,500,000	8,654		—		1,508,654
Involuntary Termination ( For Cause)		8,654		—
Termination in Connection with Change in Control	2,550,000	8,654		—	—	2,558,654
Death		8,654	70,000	—		78,654
Disability (3)	577,144	8,654		—		585,798
Edward J. Biebrich
Voluntary Termination or Retirement		3,462		73,626		77,088
Involuntary Termination (other than For Cause)		3,462		73,626		77,088
Involuntary Termination ( For Cause)		3,462		73,626		77,088
Termination in Connection with Change in Control	875,000	3,462		73,626	—	952,088
Death		3,462	100,000	73,626		147,088
Disability		3,462		73,626		77,088
Todd E. Hollander
Voluntary Termination or Retirement		19,038		—		19,038
Involuntary Termination (other than For Cause)		19,038		—		19,038
Involuntary Termination ( For Cause)		19,038		—		19,038
Termination in Connection with Change in Control	700,000	19,038		—	—	719,038
Death		19,038	70,000	—		89,038
Disability		19,038		—		19,038
James F. Dowd
Voluntary Termination or Retirement		10,038		—		10,038
Involuntary Termination (other than For Cause)		10,038		—		10,038
Involuntary Termination ( For Cause)		10,038		—		10,038
Termination in Connection with Change in Control	780,000	10,038		—	—	790,038
Death		10,038	70,000	—		80,038
Disability		10,038		—		10,038
Chris A. Walters
Voluntary Termination or Retirement		8,654		—		8,654
Involuntary Termination (other than For Cause)		8,654		—		8,654
Involuntary Termination ( For Cause)		8,654		—		8,654
Termination in Connection with Change in Control	612,500	8,654		—	—	621,154
Death		8,654	70,000	—		78,654
Disability		8,654		—		8,654

(1)	This column includes 2x base compensation plus 2x average of the last two years bonus, except as specified in footnote 2 and 3.

(2)	Amount represents 2x base salary.

(3)	Amount represents the difference between disability and worker’s compensation payments and base salary.

Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee has ever been an officer or employee of CVB Financial Corp. or any of its subsidiaries. For information concerning certain related transactions with John Borba, see “Certain Relationships and Related Transactions.”
Certain Relationships and Related Transactions
     Some of the directors and executive officers of CVB Financial Corp. and associates of them were customers of, and had loans and commitments with Citizens Business Bank and its subsidiary in the ordinary course of its business during 2009, and we expect such transactions will continue in the future. All of these loans and commitments were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness who were not related to Citizens Business Bank and comply with the provisions of the Sarbanes-Oxley Act of 2002. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features.
     Mr. Steven Borba, son of director John Borba, is employed by Citizens Business Bank as a non-executive officer. For 2009, his total compensation, including group benefits and bonus was $146,112. His group benefits include benefits offered to all employees.
     Citizens Business Bank entered into a two-year Consulting Agreement, on April 1, 2008, with D. Linn Wiley, Vice Chairman of the Board of CVB Financial Corp., to perform consulting services for Citizens Business Bank, as directed by the Board of Directors or Chief Executive Officer. Such services include (a) representing and promoting the goodwill of Citizens Business Bank, (b) promoting the continued profitability of Citizens Business Bank by making, among other things, periodic promotional calls on customers and prospective customers, and (c) providing consultation on banking matters. As compensation for such services, Citizens Business Bank pays Mr. Wiley a monthly fee of $7,756 during the term of the Consulting Agreement and provides him with the use of a bank-owned automobile.
     On December 5, 2008, Citizens Business Bank entered into a consulting agreement with Jay W. Coleman, Former Executive Vice President—Sales and Service Division of Citizens Business Bank. Mr. Coleman, who retired from his position as Executive Vice President on March 31, 2009, agreed to provide certain consulting services to Citizens Business Bank for a two-year term beginning on April 1, 2009, and ending on March 31, 2011.
     Under the Consulting Agreement, Mr. Coleman is eligible to receive gross consulting fees of $8,000 per month. In addition, Citizens Business Bank will (i) reimburse Mr. Coleman for reasonable and necessary travel and other expenses incurred in connection with performing the consulting services, (ii) provide and pay for a continuation of the health benefits Mr. Coleman received as an employee of Citizens Business Bank, (iii) reimburse Mr. Coleman for monthly country club dues, but not for capital assessments, and (iv) permit Mr. Coleman to purchase the CVB Financial Corp. automobile used during the term of his employment, at the wholesale blue book price. Mr. Coleman may be granted stock options, at the discretion of CVB

Financial Corp. On November 18, 2009, the Board of Directors amended the 2008 Plan to permit the Administrator to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock to less than 3 years in the event the continuous service of an employee or consultant terminates due to retirement. In conjunction with this amendment, the Administrator accelerated the vesting of any and all of Mr. Coleman’s outstanding Awards whose vesting period will exceed the duration of Mr. Coleman’s Consulting Agreement, such that all Awards will be fully vested as of the date of termination of his Consulting Agreement.
     The Consulting Agreement also provides that, during its term, Mr. Coleman will not solicit customers or employees of Citizens Business Bank, nor will he become employed by or provide any services to a competing bank, directly or indirectly. The prohibition on customer solicitation remains in place for one year following the termination of the Consulting Agreement.
Policies and Procedures for Approving Related Person Transactions
     CVB Financial Corp. has a Related Person Transaction Policy which prescribes policies and procedures for approving a “Related Person Transaction.” The term “Related Person Transaction” is defined as a transaction arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which CVB Financial Corp. (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any Related Person had, has or will have a direct or indirect interest. “Related Person” is defined as:
•	any person who is, or at any time since the beginning of CVB Financial Corp.’s last fiscal year was, a director or executive officer of CVB Financial Corp. or a nominee to become a director of CVB Financial Corp.;

•	any person who is known to be the beneficial owner of more than 5% of any class of CVB Financial Corp.’s voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
     The procedures exclude from coverage loans made by Citizens Business Bank if the loan (a) is made in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) is otherwise made pursuant to CVB Financial Corp.’s applicable policies and applicable law for extension of credit to Related Persons. In the case of such loans, the procedures set forth in the policies and procedures applicable to such loans shall be followed rather than the procedures set forth in the Related Person Transaction Policy.
     The Board of Directors has delegated to the Audit Committee the responsibility of reviewing and approving Related Person Transactions. In evaluating Related Person Transactions, the Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee, including:
•	the benefits to CVB Financial Corp.;

•	the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.
     No member of the Audit Committee may participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee or the Chair may approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of CVB Financial Corp. and its shareholders, as the Audit Committee determines in good faith. The Chair is required to report to the Audit Committee at the next Audit Committee meeting any approvals made pursuant to delegated authority.
     In the event CVB Financial Corp.’s Chief Executive Officer or Chief Financial Officer becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, the following procedures apply: (a) if the transaction is pending or ongoing, it will be submitted to the Audit Committee or the Chair promptly, and the Committee or Chair will consider all of the relevant facts and circumstances, including those items listed above. Based on the conclusions reached, the Audit Committee shall evaluate all options, including ratification, amendment or termination of the Related Person Transaction; and (b) if the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate, and shall request that the Chief Financial Officer evaluate CVB Financial Corp.’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these procedures are recommended.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of CVB Financial Corp.’s equity securities, to file reports of ownership and changes in ownership with the SEC. The SEC requires executive officers, directors and greater than 10% shareholders to furnish to us copies of all Section 16(a) forms they file.
     Based solely on our review of these reports and of certifications furnished to us, we believe that, during the fiscal year ended December 31, 2009, all executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for the filings on Form 4 in the year 2009 for Messrs Myers, Biebrich, Hollander, and Dowd for stock options/grants due September 18, 2009, filed on October 13, 2009 and Mr. Walters for stock options due September 18, 2009, filed on October 9, 2009.
THE BOARD RECOMMENDS A VOTE “FOR” ALL EIGHT NOMINEES FOR DIRECTOR
PROPOSAL 2
AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
     The Board of Directors approved, subject to receiving the approval of the holders of a majority of the shares of common stock outstanding, an amendment to Article Four of CVB Financial Corp.’s Articles of Incorporation to increase the number of authorized shares of our common stock from 122,070,312 to 225,000,000. Currently, the Articles of Incorporation authorize the issuance of 122,070,312 shares of common stock and 20,000,000 shares of preferred stock.
     As of March 26, 2010, there were 106,292,470 shares of common stock and no shares of preferred stock issued and outstanding. Of the authorized but unissued shares of common stock, 2,258,991 shares were reserved for issuance under our 2008 Equity Incentive Plan. Of the authorized but unissued shares of preferred stock, 1,000,000 shares have been designated as Series A Participating Preferred Stock and reserved for issuance in connection with our shareholders rights plan. As a result, as of March 26, 2010, we had 13,518,851 shares of common stock and 20,000,000 shares of preferred stock unreserved and available for future issuances.
     While we have no definitive plans, undertakings, arrangements or agreements for issuing additional shares of common stock or preferred stock, the Board of Directors believes that it is advisable and in the best interests of the shareholders to increase the number of authorized shares of common stock to increase CVB Financial Corp.’s flexibility in structuring capital raising transactions, future acquisitions, joint ventures, and strategic alliances. The additional authorized shares may also be useful in connection with stock dividends, issuances under current or future equity compensation plans, certain merger and acquisition opportunities, or other proper corporate actions. This current increase would avoid the potential delay and expense of holding a special meeting of the shareholders at a later date.
     If this proposal is adopted, the increase will become effective upon the filing of the amendment to CVB Financial Corp.’s Articles of Incorporation with the Secretary of State of the State of California. The form of the proposed amendment to our Articles of Incorporation to effect the share increase is set forth below.
     If the proposal is adopted by the shareholders, the first paragraph of Article Four of CVB Financial Corp.’s Articles of Incorporation would be amended to read as follows:

     “Four. This Corporation is authorized to issue two (2) classes of shares of stock: one class of shares to be called “Common Stock”; the second class of shares to be called “Serial Preferred Stock.” The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Forty-Five Million (245,000,000), of which Two Hundred Twenty-Five Million (225,000,000) shall be Common Stock and Twenty Million (20,000,000) shall be Serial Preferred Stock.”
     Although the increase in the authorized number of shares of common stock could have possible anti-takeover effects, the proposed increase is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means, nor is it part of any plan by our Board of Directors to implement any anti-takeover measures. However, these authorized but unissued shares could (within the limits imposed by applicable law and the Nasdaq Stock Market rules) be issued in one or more transactions that could make a change in control of CVB Financial Corp. more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of CVB Financial Corp. by diluting the voting power of shares then-outstanding or increasing the voting power of persons who would support the Board of Directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board of Directors, although perceived to be desirable by some shareholders.
     Our shareholders do not have preemptive rights. Therefore, if we decide to issue additional shares of common stock, our Board of Directors would have the discretion to determine to whom we offer these additional shares and the shareholders would not receive rights of first offer to purchase these shares. Except for a stock split or stock dividend, issuances of common shares will dilute the voting power and ownership of our existing shareholders, and, depending on the price at which the shares are issued, an issuance of common stock may reduce the per share book value of CVB Financial Corp.’s common stock. Furthermore, under California law and our Articles of Incorporation, shareholders do not have dissenter’s rights or appraisal rights with respect to any proposed increase in authorized shares of our common stock. If this amendment is approved and we are authorized to issue additional shares of common stock, the Board of Directors will determine whether, when, and on what terms to issue the additional shares of common stock without further action by our shareholders, unless shareholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction.
     The affirmative vote of the holders of a majority of all outstanding shares of common stock as of the record date and entitled to vote on the matter is required for approval of the proposed amendment to CVB Financial Corp.’s Articles of Incorporation.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 225,000,000 SHARES

PROPOSAL 3
APPROVAL OF 2010 EXECUTIVE INCENTIVE PLAN
General Summary
     The Board of Directors and Compensation Committee of CVB Financial Corp. has approved an annual performance-based compensation plan for executives of CVB Financial Corp. (the “2010 Executive Incentive Plan”), which amends and restates the annual performance-based compensation plan initially adopted by the Board of Directors and approved by CVB Financial Corp.’s shareholders in 2005. A copy of the 2010 Executive Incentive Plan is attached hereto as Annex A. The objective of the 2010 Executive Incentive Plan is to reward executives for outstanding services provided to CVB Financial Corp. In addition, by linking the executives’ overall compensation to performance established goals, CVB Financial Corp. will be able to hold the executives accountable for their individual performance and CVB Financial Corp.’s corporate financial performance.
     The 2010 Executive Incentive Plan is also intended to provide income tax benefits to CVB Financial Corp. The 2010 Executive Incentive Plan is designed to qualify under Section 162(m) as a performance-based compensation plan. Under Section 162(m), compensation in excess of $1,000,000 paid individually to any of the principal executive officer and the three most highly compensated officers (other than the principal executive officer and principal financial officer) whose compensation is required to be reported to shareholders in any year is not tax deductible by CVB Financial Corp. unless the compensation is considered to be performance-based.
     The 2010 Executive Incentive Plan is submitted to the shareholders for approval because under Section 162(m) shareholder approval of the plan is necessary every five years in order for amounts paid by CVB Financial Corp. under the plan to continue to qualify for the tax deduction for the performance-based compensation. Without shareholder approval, CVB Financial Corp. will discontinue the 2010 Executive Incentive Plan and will not continue to offer awards under the 2010 Executive Incentive Plan to executives. CVB Financial Corp. may pay other bonus compensation to executives that it will not be permitted to deduct as performance-based compensation for federal income taxes purposes to the extent an executive receives total compensation in excess of $1,000,000 in any year.
2010 Executive Incentive Plan — Plan Summary
     Administration. The 2010 Executive Incentive Plan will be administered by the Compensation Committee (which also serves as the Compensation Committee of the Bank), which consists of independent directors, who qualify as non-employee directors under Rule 16b-3 of the Exchange Act, and as outside directors under Section 162(m).
   Subject to the terms of the 2010 Executive Incentive Plan, the Compensation Committee has sole discretion to:
•	select the persons who will receive performance bonuses;

•	determine the terms and conditions of performance bonuses (subject to the performance bonus limitations);

•	set the performance targets for performance bonuses; and

•	interpret the provisions of the 2010 Executive Incentive Plan.
     Performance Periods. The performance periods are single calendar years. At the end of each year, the Compensation Committee will determine the amount of the 2010 Executive Incentive Plan awards and the extent to which performance bonuses are payable for such year.
     Criteria For Determining Bonuses. Performance awards will be provided based on the achievement of specific performance goals related to one or more of the following business criteria:

•	total revenue

•	deposit growth

•	total deposits

•	earnings

•	earnings growth

•	earnings per share

•	stock price

•	cash flow

•	efficiency ratio

•	investment services earnings

•	investment services revenue

•	wealth management earnings

•	wealth management revenue

•	loan growth

•	loan charge offs

•	total loans

•	net income

•	fee income

•	non-interest income

•	assets under management

•	new trust assets

•	new trust fees

•	nonperforming assets to assets ratio

•	return on assets

•	return on equity

•	trust earnings

•	trust growth

•	trust revenue

•	customer satisfaction metrics

•	organizational metrics

     The business criteria used may differ from executive to executive and from award to award. Business criteria may be used to measure the performance of CVB Financial Corp. as a whole or any business unit or other subdivision of CVB Financial Corp. Business criteria may be measured in absolute terms; compared to the performance of CVB Financial Corp. as a whole, a segment of CVB Financial Corp., other companies or market indices; measured on a gross or net basis; and/or measured on a pre-tax or post-tax basis.
     Maximum Bonus. The maximum performance bonus that may be paid to any single executive under the 2010 Executive Incentive Plan for any year is $1,750,000.

     Eligibility. The Compensation Committee selects the persons to whom performance bonuses will be granted under the 2010 Executive Incentive Plan for each year. Under the 2010 Executive Incentive Plan, CVB Financial Corp.’s President, Chief Executive Officer, Executive Vice Presidents and all other senior officers specifically approved by the Compensation Committee are eligible to participate under the plan. Currently, five individuals are eligible for participation under the plan.
     Types of Performance Awards. In all cases, the performance bonuses granted under the Executive Incentive Plan will be paid out in cash.
     Determination of Performance Awards. The amount of the performance bonuses to be paid out to executives will be determined by the Compensation Committee for each year. The Compensation Committee has discretion to determine the schedule for the payout of performance bonuses, provided that all bonuses are to be paid no later than March 15 of the subsequent year.
     Amendment and Termination of the 2010 Executive Incentive Plan. The Board of Directors or the Compensation Committee may amend or terminate the 2010 Executive Incentive Plan at any time and for any reason. However, amendments will be submitted for shareholder approval if necessary or appropriate to continue the 2010 Executive Incentive Plan’s compliance with Section 162(m).
Federal Tax Aspects
     The following is a summary of the general federal income tax consequences to U.S. taxpayers and CVB Financial Corp. for performance bonuses granted under the 2010 Executive Incentive Plan. Tax consequences for any particular individual may be different.
     Tax Effect for Executives. A recipient of a performance bonus will be subject to ordinary income tax on the amount received at the time the performance bonus is paid.
     Tax Effect for CVB Financial Corp. CVB Financial Corp. generally will receive a tax deduction for any ordinary income recognized by an executive from a performance bonus. Special rules limit the deductibility of compensation paid to CVB Financial Corp.’s principal executive officer and its three most highly compensated officers (other than its principal executive officer and principal financial officer). Under Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1,000,000. However, CVB Financial Corp. may preserve the deductibility of performance-based compensation paid to the executives in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include specifically defining the basis upon which the total performance-based compensation is measured and upon shareholder approval of such basis. The Compensation Committee may continue to grant awards under the 2010 Executive Incentive Plan that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), provided that CVB Financial Corp.’s shareholders reapprove the 2010 Executive Incentive Plan.
     Shareholder approval of the 2010 Executive Incentive Plan is necessary for the plan to be continued and for the performance-based compensation paid to the executives under the plan to be fully deductible by CVB Financial Corp. for federal income tax purposes. If shareholder approval is not given for the 2010 Executive Incentive Plan, compensation in excess of $1,000,000 paid to an executive in any year, including base salary and any other compensation that does not meet the performance-based conditions of Section 162(m), will not be tax deductible by CVB Financial Corp. Approval of the 2010 Executive Incentive Plan requires the affirmative vote of the majority of the votes represented and voting at the Annual Meeting.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL
OF THE CVB FINANCIAL CORP. 2010 EXECUTIVE INCENTIVE PLAN
PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     We have appointed KPMG, LLP as our independent registered public accounting firm for the year ending December 31, 2010. The Audit Committee appoints our independent auditors. KPMG, LLP has served as our independent registered public accountants since July 5, 2007. KPMG, LLP has provided audit services at customary rates and terms.
Principal Auditors and Fees
     The aggregate fees CVB Financial Corp. incurred for audit and non-audit services provided by KPMG, LLP, who acted as our independent registered public accountants for the fiscal year ended December 31, 2009 and 2008 were as follows:

	2009	2008
Audit Fees (1)	$783,283	$650,618
Audit Related Fees (2)	$138,516	$0
Tax Fees (3)	$72,211	$0
All Other Fees	$0	$0

Total	$994,010	$650,618

(1)	Audit fees consisted of fees for the audit of CVB Financial Corp.’s consolidated financial statements, internal controls over financial reporting and review of financial statements included in CVB Financial Corp.’s quarterly reports. These include estimated costs to complete the integrated audit for the years ended December 31, 2009 and 2008.

(2)	Audit-related fees consisted of fees billed for professional assurance and related services other than those noted in footnote (1) above. For 2009, these includes services rendered in connection with the Form S-1 Registration Statement.

(3)	Tax fees consisted of fees billed for the preparation of federal and state income tax returns, including tax planning and tax advice.
     The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related and tax services. Accordingly, all audit services provided by KPMG, LLP were pre-approved by our committee. The Audit Committee has granted general pre-approval for certain audit, audit related and tax services. If the cost of any such services exceeds the range of anticipated cost levels, the services will require specific pre-approval by the Audit Committee. If any particular service falls outside the general pre-approval, it must also be specifically approved by the Audit Committee. If specific pre-approval of a service is required, both the independent auditor and CVB Financial Corp.’s Chief Financial Officer must submit a request to the Audit Committee including the reasons why the proposed service is consistent with the SEC’s regulations on auditor independence. In addition, with respect to each pre-approved service, the independent auditor is required to provide detailed back-up documentation which will be provided to the Audit Committee, regarding the specific services to be provided.
     The pre-approval policy also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
     The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the independence of KPMG, LLP.
     Representatives of KPMG, LLP will be present at the meeting. They will be available to respond to your appropriate questions and will be able to make such statements as they desire. If you do not ratify the selection of independent accountants, the Audit Committee will reconsider the appointment. However, even if you ratify the selection, the Audit Committee may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of CVB Financial Corp. and our shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG, LLP AS CVB FINANCIAL CORP.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2010
ANNUAL REPORT
     Together with this proxy statement, CVB Financial Corp. has distributed to each of its shareholders our Annual Report on Form 10-K for the year ended December 31, 2009, which includes the consolidated financial statements of CVB Financial Corp. and its subsidiaries and the report thereon of KPMG, LLP, CVB Financial Corp.’s independent registered public accountants for 2009 and 2008. If you did not receive the Annual Report on Form 10-K (or would like another copy), we will send it to you without charge.
     The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but the Annual Report on Form 10-K we have delivered to you does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing will be your responsibility. Please call (909) 980-4030 or write to:
Corporate Secretary
CVB Financial Corp.
701 North Haven Avenue, Suite 350
Ontario, California 91764
     In addition, the SEC maintains an internet site at http://www.sec.gov that contains information we file with them.

PROPOSALS OF SHAREHOLDERS
     If you wish to submit a proposal for consideration at our 2011 Annual Meeting of Shareholders, you may do so by following the procedures prescribed in the Exchange Act. To be eligible for inclusion in our proxy statement and proxy materials, our Corporate Secretary must receive your proposal no later than December 13, 2010.
     For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) CVB Financial Corp. receives notice of the proposal before the close of business on February 26, 2011 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior the close of business on February 26, 2011.
     Notices of intention to present proposals at the 2011 Annual Meeting of Shareholders should be addressed to our Corporate Secretary, CVB Financial Corp., 701 North Haven Avenue, Ontario, California 91764. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other requirements.

Dated: April 16, 2010	CVB FINANCIAL CORP.

Christopher D. Myers
President and Chief Executive Officer

ANNEX A
CVB FINANCIAL CORP.
2010 EXECUTIVE INCENTIVE PLAN
1. Purpose of Plan.
     1.1 The purpose of the Plan is to promote the success of the Company by providing Participants with incentive compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.
2. Definitions and Terms.
     2.1 Specific Terms. The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:
          (a) “Board” means the Board of Directors of CVB Financial Corporation.
          (b) “Bonus” means an award under this Plan of a conditional opportunity to receive a cash payment if the applicable Performance Targets are satisfied in the applicable Performance Period.
          (c) “Business Criteria” means any one or any combination of total revenue, deposit growth, earnings, earnings growth, earnings per share, stock price, cash flow, efficiency ratio, fee income, non-interest income, investment services earnings, investment services revenue, wealth management earnings, wealth management revenue, loan growth, loan charge offs, net income, new trust assets, new trust fees, nonperforming assets to assets ratio, return on assets, return on equity, total deposits, total loans, assets under management, trust earnings, trust growth, trust revenue, customer satisfaction metrics or organizational metrics. The Business Criteria utilized may differ from Participant to Participant and from Bonus to Bonus. Any Business Criteria, or any combination thereof, may be used to measure the performance of the Company as a whole or any business unit or other subdivision of the Company, as the Committee deems appropriate. Business Criteria may be (i) measured in absolute terms, (ii) measured in relative terms (including, but not limited to compared to another company or companies or to a published or special index that the Committee deems appropriate), (iii) measured against the performance of the Company as a whole or a segment of the Company, (iv) measured on a gross or net basis, and/or (v) measured on a pre-tax or post-tax basis.
          (d) “Cause,” as such term relates to the termination of any person’s status as an employee or other service provider of the Company, means the occurrence of one or more of the following: (i) such person is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company, as determined by the Board in good faith in its sole discretion; (ii) such person engages in a fraudulent act to the material damage or prejudice of the Company or in conduct or activities materially damaging to the property, business or reputation of the Company, all as determined by the Board in good faith in its sole discretion; (iii) any material act or omission by such person involving malfeasance or negligence in the performance of such person’s duties to the Company to the material detriment of the Company, as determined by the

Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of any such act or omission; (iv) failure by such person to comply in any material respect with the terms of his employment agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of such failure; or (v) material breach by such person of any other agreement with the Company, as determined by the Board in good faith in its sole discretion.
          (e) “Code” means the Internal Revenue Code of 1986, as amended.
          (f) “Committee” means the Compensation Committee of the Board. The Committee shall consist solely of at least three (3) members of the Board, all of whom are “outside directors” within the meaning of Section 162(m).
          (g) “Company” means CVB Financial Corporation and all of its subsidiaries.
          (h) “Executive” means an employee (including any officer) of the Company who is (or in the opinion of the Committee may during the applicable Performance Period become) a “covered employee” for purposes of Section 162(m). An Executive holds one or more of the following corporate titles or management committee designations:
President;
Chief Executive Officer;
Executive Vice President; and
Other Senior Officers (nominated for Plan participation by the Chief
Executive Officer and approved by the Committee.)
          (i) “Participant” means an Executive selected to participate in the Plan by the Committee.
          “Performance Period” means the Year or Years (or portions thereof) with respect to which the Performance Targets are set by the Committee.
          (k) “Performance Targets” means the specific objective goals that are timely set in writing by the Committee pursuant to Section 4.2 for each Participant for the applicable Performance Period in respect of any one or more of the Business Criteria.
          (l) “Plan” means this 2010 Executive Incentive Plan, which amends and restates the 2005 Executive Incentive Plan previously adopted by the Company, as amended from time to time.
          (m) “Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.
          (n) “Year” means a fiscal year of the Company commencing on or after January 1 that constitutes all or part of the applicable Performance Period and ends no later than December 31.

3. Administration of the Plan.
     3.1 The Committee. The Plan shall be administered by the Committee. The Board shall have the authority to appoint and remove members of the Committee.
     3.2 Powers of the Committee. The Committee shall have the sole authority to establish and administer the Business Criteria and Performance Targets and the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and the time or times at which and the form and manner in which Bonuses will be paid; and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonuses under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.
     3.3 Requisite Action. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.
4. Bonus Awards.
     4.1 Provision for Bonus. Each Participant may receive a Bonus if the Performance Targets, relative to the applicable Business Criteria, are attained in the Performance Period. The applicable Performance Period and Performance Targets shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Targets have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.
     4.2 Selection of Performance Targets. The specific Performance Targets with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Targets remains substantially uncertain within the meaning of Section 162(m). The Committee, in its discretion, within the time prescribed by Section 162(m), may adjust or modify the calculation of Performance Targets for a Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. At the time the Performance Targets are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Targets are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Targets are attained, subject to Sections 4.1, 4.3,

4.6, 5.1 and 6.9. The objective formula or standard shall preclude the use of discretion to increase the amount of any Bonus earned.
     4.3 Maximum Individual Bonus. Notwithstanding any other provision hereof, no Executive shall receive a Bonus under the Plan for any one Year in excess of $1.75 million.
     4.4 Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Targets are set, those Executives who will participate in the Plan.
     4.5 Effect of Mid-Year Change in Executive Status. If services as an Executive cease after the commencement of a Performance Period, but the Participant remains employed with the Company, the Committee may award a Bonus that is proportionately adjusted based on the period of time during the Performance Period that the Executive is a Participant; the amount of any Bonus paid to such Participant shall not exceed that proportionate amount of the applicable maximum individual Bonus under Section 4.3. In order to be eligible to participate in the Plan, the Executive must be employed in an Executive position for at least 90 days during the Performance Period.
     4.6 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Sections 4.1 and 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions, and limits of the Plan and of any other written commitment authorized by the Committee. The Committee has the sole discretion to reduce an Executive’s Bonus. The Committee may not, however, increase an Executive’s Bonus based upon the reduction of another Executive’s Bonus, or otherwise. To this same extent, the Committee may at any time establish (and, once established, rescind, waive, or amend) additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of the Plan or award a Bonus under this Plan if the applicable Performance Targets have not been satisfied.
     4.7 Committee Certification. No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Targets and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.
     4.8 Time of Payment. Subject to the provisions of any separate written deferred compensation plan or agreement that may be applicable to a Participant, any Bonuses awarded by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.7, but in no event later than March 15 of the Year following the Year in which the Performance Period ends. Any such payment shall be in cash on such payment date as the

Committee may approve or require, subject to applicable withholding requirements (as provided in Section 4.9).
     4.9 Tax Withholding. The Company shall withhold from any amounts payable under this Plan, or from any other compensation payable to the Participant, any and all federal, state and local income taxes, the Participant’s share of FICA and other employment taxes, and any other taxes that are required to be withheld from such payment under applicable law.
5. Vesting and Termination of Bonuses.
     5.1 Vesting or Termination. Except as otherwise set forth in the Plan, in the event of Participant’s termination of employment with the Company during a Performance Period or thereafter prior to payment of Bonuses relating thereto, each Bonus shall be vested or shall terminate on such terms and conditions as the Committee shall establish with respect to the Bonus.
     5.2 Termination of Employment for Cause. If a Participant’s employment with the Company is terminated for Cause or if a Participant engages in misconduct defined as Cause either before voluntary termination of employment or after termination of employment, then any Bonus for such Participant shall terminate immediately upon the Company giving notice to the Participant either of Participant’s termination of employment for Cause or that the Participant has engaged in misconduct defined as Cause. The Committee shall be the sole judge of whether the Participant’s termination of employment for Cause or the Participant has engaged in misconduct defined as Cause.
6. General Provisions.
     6.1 No Right to Bonuses or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 6.1, any predecessor), the Board, or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity, or governing body under the Plan or otherwise. Nothing in this Section 6.1, however, is intended to adversely affect any express independent right of any person under a separate employment agreement. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Targets have been attained and/or the individual maximum amounts hereunder have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.
     6.2 Discretion of Company, Board, and Committee. Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation, and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.
     6.3 Arbitration. All claims, disputes and other matters in question arising out of or relating to this Plan shall be resolved by binding arbitration before an arbitrator, selected by the mutual agreement of the parties, from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in Ontario, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that an arbitrator, selected by the mutual agreement of the parties, from the American Arbitration Association (“AAA”), in Ontario, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to the dispute and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS, or if there are none, the commercial rules and procedures used or established by AAA. Notwithstanding anything to the contrary in the JAMS (or AAA) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Section 6.4 below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA) unless required otherwise by applicable law. Any award rendered by JAMS (or AAA) shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Ontario, California, unless otherwise agreed to by the parties.
     6.4 Attorneys Fees. In the event of any arbitration or litigation concerning any controversy, claim, or dispute arising out of or relating to this Plan, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees, and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.
     6.5 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets, which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.
     6.6 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 6.6 shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (ii) after the disability of a Participant to the disabled Participant’s personal representative.
     6.7 Law to Govern. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.
     6.8 Non-Exclusivity. The Plan does not limit the authority of the Company, the Board, or the Committee, to grant awards or authorize any other compensation to any person under any other plan or authority.
     6.9 Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Bonuses made hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).
7. Amendments, Suspension or Termination of Plan. The Board or the Committee may from time to time amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment shall be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable provisions of Section 162(m).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

CVB FINANCIAL CORP.

INTERNET
http://www.proxyvoting.com/cvbf
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼    FOLD AND DETACH HERE    ▼

The Board of Directors recommends a vote FOR all the nominees listed and FOR proposals 2, 3 and 4.	Please mark your votes as indicated in this example	☒

			FOR	WITHHOLD	*EXCEPTIONS
			ALL	FOR ALL

1.	ELECTION OF DIRECTORS Nominees:		☐	☐	☐
	01 George A. Borba	05 Christopher D. Myers
	02 John A. Borba	06 James C. Seley
	03 Robert M. Jacoby, C.P.A.,	07 San E. Vaccaro
	04 Ronald O. Kruse	08 D. Linn Wiley
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the number next to that nominee’s name in the space provided below.)
*Exceptions

		FOR	AGAINST	ABSTAIN

2.	AMENDMENT TO THE ARTICLES OF INCORPORATION to increase the authorized number of shares of common stock to 225,000,000.	☐	☐	☐

3.	APPROVAL OF THE 2010 EXECUTIVE INCENTIVE PLAN.	☐	☐	☐

4.	RATIFICATION OF APPOINTMENT OF KPMG, LLP as independent registered public accountants of CVB Financial Corp. for the year ending December 31, 2010.	☐	☐	☐

5.
OTHER BUSINESS. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting and at any and all adjournments thereof. If any other matter is presented, your proxies will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your CVB Financial Corp. account online.
Access your CVB Financial Corp. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for CVB Financial Corp., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time
Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 18, 2010. The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2009 are available at: http://www.cbbank.com/annualmaterials.
▼    FOLD AND DETACH HERE    ▼

REVOCABLE PROXY — CVB FINANCIAL CORP.
REVOCABLE PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2010
THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY
     I/we hereby nominate, constitute and appoint John A. Borba, Robert M. Jacoby and James C. Seley, and each of them, their attorneys, agents and proxies, with full powers of substitution to each, to attend and act as proxy or proxies at the 2010 Annual Meeting of Shareholders of CVB FINANCIAL CORP., which will be held at the Citizens Business Bank Arena, 4000 East Ontario Center Parkway, Ontario, CA 91764, on Tuesday, May 18, 2010, at 7:00 p.m., and at any and all postponements or adjournments thereof, and to vote as I/we have indicated the number of shares which I/we, if personally present, would be entitled to vote.
     I/we hereby ratify and confirm all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revoke any and all proxies I/we have given before to vote at the meeting. I/we acknowledge receipt of the Notice of Annual Meeting and the Proxy Statement which accompanies the notice.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” AMENDMENT TO THE ARTICLES OF INCORPORATION, “FOR” APPROVAL OF THE 2010 EXECUTIVE INCENTIVE PLAN, AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG, LLP. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” AMENDMENT TO THE ARTICLES OF INCORPORATION, “FOR” APPROVAL OF THE 2010 EXECUTIVE INCENTIVE PLAN, AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG, LLP.
Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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Attention Shareholders:
In an effort to be cost-efficient and environmentally-sensitive, we have not included our 2009 summary annual report to
shareholders in this mailing. However, our Annual Report on
Form 10-K is included with this proxy statement.
The summary annual report to shareholders will be available on or about May 1, 2010. If you would like a copy of the summary
annual report, please visit our website at: http://www.cbbank.com.
You can view a copy online or request that a copy be mailed to you by emailing your name and mailing address to
marketing@cbbank.com.
You can also request a copy by calling us at
909-483-7264.
Finally, please join your fellow shareholders at the
Annual Shareholders Meeting on Tuesday, May 18, 2010 at
7:00 p.m. local time.
Invitations to the Annual Shareholders Meeting will be
forthcoming via U.S. Mail.